UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (Amendment No. )
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BLUELINX HOLDINGS INC.

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BlueLinx Holdings Inc.
4300 Wildwood Parkway
Atlanta, Georgia 30339

April 18, 2011

Dear Stockholder:

I am pleased to invite you to the 2011 Annual Meeting of Stockholders of BlueLinx Holdings Inc. The meeting will be held at our headquarters at 4300 Wildwood Parkway, Atlanta, Georgia 30339 on Thursday, May 19, 2011 at 1:00 p.m. Eastern Daylight Saving Time. The matters to be voted upon at the meeting are listed in the accompanying notice of the Annual Meeting, and are described in more detail in the accompanying proxy statement and proxy card. Whether or not you plan to attend the Annual Meeting, please complete, date, sign and mail promptly the enclosed proxy card in the envelope provided to ensure that your vote will be counted. If you attend the meeting, you will, of course, have the right to revoke the proxy and vote your shares in person.

On behalf of the Board of Directors, management and employees of BlueLinx, I extend our appreciation for your continued support and look forward to meeting with you.

Very truly yours,

George R. Judd
President and Chief Executive Officer

BLUELINX HOLDINGS INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Our Stockholders:

NOTICE IS HEREBY GIVEN that the 2011 Annual Meeting of Stockholders of BlueLinx Holdings Inc. will be held at our headquarters at 4300 Wildwood Parkway, Atlanta, Georgia 30339 on Thursday, May 19, 2011, at 1:00 p.m. Eastern Daylight Saving Time, for the following purposes:

1. to elect eight directors to hold office until the 2012 annual meeting of stockholders or until their successors are duly elected and qualified;

2. to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2011;

3. to approve an amendment to the BlueLinx Holdings Inc. 2006 Long-Term Equity Incentive Plan (as amended and restated effective May 21, 2008) to increase the number of shares of common stock available for grant thereunder from 3,200,000 shares to 5,200,000 shares and permit the grant of awards exempt from the deduction limit of Section 162(m) of the Internal Revenue Code;

4. to approve the BlueLinx Holdings Inc. Amended and Restated Short-Term Incentive Plan;

5. an advisory, non-binding proposal to approve the executive compensation described in this Proxy Statement;

6. an advisory, non-binding proposal with respect to the frequency that stockholders will vote on our executive compensation; and

7. to transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

Stockholders of record at the close of business on April 4, 2011, will be entitled to notice of and to vote at the meeting or any postponements or adjournments of the meeting.

The Board of Directors recommends voting FOR its nominees for director and FOR proposals 2 through 5. The Board of Directors recommends a vote in favor of a frequency of THREE YEARS in proposal 6.

Whether or not you expect to be present in person at the meeting, please sign and date the accompanying proxy and return it promptly in the enclosed postage-paid reply envelope. This will assist us in preparing for the meeting.

By Order of the Board of Directors,

Sara E. Epstein,
Secretary
April 18, 2011
Atlanta, Georgia

IMPORTANT NOTICE REGARDING AVAILABILITY
OF PROXY MATERIALS FOR THE 2011 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON THURSDAY, MAY 19, 2011

BlueLinx Holdings Inc. is providing access to its proxy materials both by sending you this full set of proxy materials and by notifying you of the availability of its proxy materials on the Internet.

You may access the following proxy materials as of the date they are first mailed to our stockholders by visiting https://materials.proxyvote.com/09624H:

•	Notice of 2011 Annual Meeting of Stockholders to be held on Thursday, May 19, 2011;

•	Proxy Statement for 2011 Annual Meeting of Stockholders to be held on Thursday, May 19, 2011; and

•	Annual Report on Form 10-K for the fiscal year ended January 1, 2011.

These proxy materials are available free of charge and will remain available through the conclusion of the Annual Meeting. In accordance with SEC rules, the proxy materials on the site are searchable, readable and printable and the site does not have “cookies” or other tracking devices which identify visitors.

General Information	1
Items of Business to be Acted on at the Meeting	4
Proposal 1: Election of Directors	4
Proposal 2: Ratification of Independent Registered Public Accounting Firm	4
Proposal 3: Approval of an Amendment to the BlueLinx Holdings Inc. 2006 Long-Term Equity Incentive Plan (as amended and restated effective May 21, 2008)	5
Proposal 4: Approval of the BlueLinx Holdings Inc. Amended and Restated Short-Term Incentive Plan	10
Proposal 5: Advisory, Non-binding Proposal to Approve the Compensation of our Named Executive Officers	14
Proposal 6: Advisory, Non-binding Proposal With Respect to the Frequency Stockholders Will Vote on the Compensation of our Named Executive Officers	14
Information About the Board of Directors	15
Identification of Executive Officers and Directors	18
Communications with the Board of Directors	21
Security Ownership of Management and Certain Beneficial Owners	22
Section 16 Beneficial Ownership Reporting Compliance	23
Compensation Discussion and Analysis	23
Compensation Committee Report	31
Compensation of Executive Officers	31
Audit Committee Report	36
Certain Relationships and Related Transactions	37
Corporate Governance Guidelines and Code of Ethics	37
Submission of Stockholder Proposals	38
Delivery of Proxy Materials	38

The enclosed proxy is being solicited by the Board of Directors of BlueLinx Holdings Inc. (“BlueLinx,” “us,” “we,” “our,” or the “Company”) for the 2011 Annual Meeting of Stockholders or any postponement or adjournment of the meeting, for the purposes set forth in the accompanying “Notice of Annual Meeting of Stockholders.”

Copies of this proxy statement, the form of proxy and the annual report will first be mailed to stockholders on or about April 18, 2011. The proxy statement and annual report are also available at https://materials.proxyvote.com/09624H.

Attending the Annual Meeting

The Annual Meeting will be held at our headquarters at 4300 Wildwood Parkway, Atlanta, Georgia 30339 on Thursday, May 19, 2011 at 1:00 p.m. Eastern Daylight Saving Time. For directions to the meeting please contact our investor relations department at 770-953-7000. Holders of our common stock as of the close of business on April 4, 2011 will be entitled to attend and vote at the meeting.

i

BLUELINX HOLDINGS INC.
4300 Wildwood Parkway
Atlanta, Georgia 30339
770-953-7000

GENERAL INFORMATION

Why did I receive this proxy statement?

This proxy statement is furnished in connection with the solicitation of proxies on behalf of our Board of Directors (the “Board”) to be voted at the annual meeting of our stockholders to be held on May 19, 2011, and any adjournment thereof, for the purposes set forth in the accompanying “Notice of Annual Meeting of Stockholders.” The meeting will be held at our headquarters, 4300 Wildwood Parkway, Atlanta, Georgia 30339, on Thursday, May 19, 2011 at 1:00 p.m. Eastern Daylight Saving Time. This proxy statement and accompanying proxy card are being first sent or given to our stockholders on or about April 18, 2011. Our Annual Report on Form 10-K for the year ended January 1, 2011, accompanies this proxy statement.

Who is soliciting my vote?

Our Board is soliciting your vote at the 2011 Annual Meeting of BlueLinx Stockholders.

Who is entitled to vote?

Only our stockholders of record at the close of business on April 4, 2011, the “Record Date,” are entitled to receive notice of the meeting, attend the meeting and to vote the shares of our common stock that they held on that date at the meeting, or any adjournment thereof. Each outstanding share that you own as of the Record Date entitles you to cast one vote on each matter to be voted upon.

Who can attend the meeting?

All stockholders of record as of the close of business on the Record Date, or their duly appointed proxies, may attend the meeting. Each stockholder may be asked to present valid picture identification, such as a driver’s license or passport.

Please note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the Record Date. If you are a stockholder of record, your name will appear on our stockholder list.

What will I vote on?

Six items:

•	the election of eight directors to our Board;

•	the ratification of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2011;

•	the approval of an amendment to the BlueLinx Holdings Inc. 2006 Long-Term Equity Incentive Plan (as amended and restated effective May 21, 2008);

•	the approval of the BlueLinx Holdings Inc. Amended and Restated Short-Term Incentive Plan;

•	an advisory, non-binding proposal to approve the executive compensation described in this Proxy Statement; and

•	an advisory, non-binding proposal with respect to the frequency that stockholders will vote on our executive compensation.

Will there be any other items of business on the agenda?

We do not expect any other items of business at the meeting. Nonetheless, if there is an unforeseen matter raised, your proxy will give discretionary authority to the persons named on the proxy to vote on any other matters that may be brought before the meeting. These persons will use their best judgment in voting your proxy.

How many votes must be present to conduct business at the meeting?

The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of our common stock outstanding on the Record Date will constitute a quorum, permitting business to be conducted at the meeting. As of the Record Date, we had 33,215,906 shares of common stock outstanding. Proxies received but marked as abstentions or broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

How do I vote?

If you complete and properly sign the accompanying proxy card and return it to us, it will be voted as you direct. If you are a registered stockholder and attend the meeting, you may deliver your completed proxy card in person. “Street name” stockholders who wish to vote at the meeting will need to obtain a proxy form from the institution that holds their shares.

Can I change my vote after I return my proxy card?

Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised by filing either a notice of revocation or a duly executed proxy bearing a later date with our secretary, at our principal executive offices, BlueLinx Holdings Inc., attn: Corporate Secretary, 4300 Wildwood Parkway, Atlanta, Georgia 30339. The powers of the proxy holder(s) will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

What are the recommendations of our Board of Directors?

Our Board recommends a vote FOR the election of the nominated slate of directors, FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2011, FOR the amendment to the BlueLinx Holdings Inc. 2006 Long-Term Equity Incentive Plan (as amended and restated effective May 21, 2008), FOR the approval of the BlueLinx Holdings Inc. Amended and Restated Short-Term Incentive Plan, FOR the approval of the executive compensation described in this Proxy Statement, and for a frequency of THREE YEARS with respect to the frequency that stockholders will vote on our executive compensation.

What vote is required to approve each item?

•	Election of Directors. A nominee will be elected as a director if he receives a plurality of the votes cast at the meeting. “Plurality” means that the nominees receiving the largest number of votes cast are elected as directors up to the maximum number of directors to be chosen at the meeting. In other words, the eight director nominees receiving the most votes will be elected. Broker non-votes and marking your proxy card to withhold authority for all or some nominees will not be counted either for or against a director nominee.

•	Ratification of Independent Registered Public Accounting Firm. The affirmative vote of the holders of a majority of the votes cast is required to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2011. Abstentions and broker non-votes will not be counted either for or against this proposal.

•	Approval of an amendment to the BlueLinx Holdings Inc. 2006 Long-Term Equity Incentive Plan (as amended and restated effective May 21, 2008) to increase the number of shares available for grant thereunder. Under the rules of the New York Stock Exchange (the “NYSE”), the affirmative vote of the holders of a majority of the votes cast is required for approval of the amendment to the BlueLinx Holdings Inc. 2006 Long-Term Equity Incentive Plan (as amended and restated effective May 21, 2008). The total number of votes cast on the proposal must represent more than 50% of all the shares entitled to vote. Abstentions will have the effect of a vote “AGAINST” the proposal. Broker non-votes will not be counted either for or against this proposal (except that broker non-votes will not count toward the 50% of all shares entitled to vote on the proposal that must be cast for the proposal to be approved in accordance with the rules of the NYSE).

•	Approval of the BlueLinx Holdings Inc. Amended and Restated Short-Term Incentive Plan. Under the rules of the NYSE, the affirmative vote of the holders of a majority of the votes cast is required for approval of the amendment to the BlueLinx Holdings Inc. Amended and Restated Short-Term Incentive Plan. The total number of votes cast on the proposal must represent more than 50% of all the shares entitled to vote. Abstentions will have the effect of a vote “AGAINST” the proposal. Broker non-votes will not be counted either for or against this proposal (except that broker non-votes will not count toward the 50% of all shares entitled to vote on the proposal that must be cast for the proposal to be approved in accordance with the rules of the NYSE).

•	Approval on a non-binding, advisory basis of the compensation of the Company’s Named

Executive Officers. Adoption of a resolution approving, on a non-binding, advisory basis the compensation of the Company’s Named Executive Officers, as disclosed in the Compensation Discussion and Analysis, compensation tables and narrative discussion of this proxy statement, requires “FOR” votes from a majority of the votes cast on the matter at the Annual Meeting. Abstentions and broker non-votes will not have any effect on the matter. If a majority of the votes cast at the Annual Meeting vote “AGAINST” the approval of the compensation of the Company’s Named Executive Officers, as described in this proxy statement, the Board and the Compensation Committee will consider the outcome of the vote when making future compensation decisions.

•	Approval on a non-binding, advisory basis of the frequency that stockholders will vote on compensation of the Company’s Named Executive Officers. With respect to the frequency of future non-binding, advisory votes on the compensation of the Company’s Named Executive Officers, approval of a frequency requires votes for that frequency from a majority of the votes cast on the matter at the Annual Meeting. Because stockholders have four choices (one year, two years, three years or abstain) on the advisory approval of a frequency of future advisory votes on the compensation of the Company’s Named Executive Officers, it is possible that no frequency will receive a majority vote. If no frequency receives the affirmative vote of a majority of the votes cast, our Board intends to regard the frequency receiving the greatest number of votes as the recommendation of our stockholders. Abstentions and broker non-votes will not have any effect on the matter. The Board and the Compensation Committee will consider the outcome of the vote when making its determination regarding how frequently (every one, two or three years) over the next six years the advisory votes on the compensation of the Company’s Named Executive Officers will be held, after which period another frequency vote will be held.

What if I don’t vote for some or all of the matters listed on my proxy card?

If you are a registered stockholder and you return a signed proxy card without indicating your vote for some or all of the matters, your shares will be voted as follows for any matter you did not indicate a vote on:

•	FOR the director nominees to the Board listed on the proxy card;

•	FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2011;

•	FOR the amendment to the BlueLinx Holdings Inc. 2006 Long-Term Equity Incentive Plan;

•	FOR the approval of the BlueLinx Holdings Inc. Amended and Restated Short-Term Incentive Plan;

•	FOR the approval of the executive compensation described in this Proxy Statement; and

•	for a frequency of THREE YEARS with respect to the frequency that stockholders will vote on our executive compensation.

How will proxies be solicited?

Proxies will be solicited by mail. Proxies may also be solicited by our officers and regular employees personally or by telephone or facsimile, but such persons will not be specifically compensated for such services. Banks, brokers, nominees and other custodians and fiduciaries will be reimbursed for their reasonable out-of-pocket expenses in forwarding soliciting material to their principals, the beneficial owners of our common stock. We will pay the expense of preparing, assembling, printing, mailing and soliciting proxies.

Is there electronic access to the proxy materials and annual report?

Yes. This proxy statement and our Annual Report on Form 10-K are available at
https://materials.proxyvote.com/09624H.

Who are our largest stockholders?

As of the Record Date, Cerberus ABP Investor LLC, an affiliate of Cerberus Capital Management, L.P., or Cerberus, owned 18,100,000 shares of our common stock, representing approximately 54.49% of the then outstanding shares of common stock of BlueLinx. As of the Record Date, we believe Stadium Capital Management, LLC exercises shared voting and investment authority over 1,960,687 shares of our stock in conjunction with Alexander H. Seaver and Bradley R. Kent, and Stadium Capital Partners, L.P. (with respect to 1,700,618 of these shares of our stock), representing approximately 5.90% of the then outstanding shares of common stock of BlueLinx.

ITEMS OF BUSINESS TO BE ACTED ON AT THE MEETING

PROPOSAL 1:

ELECTION OF DIRECTORS

Our Board currently consists of ten members. However, as a result of the decisions by Messrs. Marchese and Suwyn not to stand for reelection, the size of the Board will be reduced to eight members and each of our other current directors has been nominated for reelection and has consented to stand for reelection.

The terms of all of the members of our Board will expire at the next annual meeting after their election, or until their successors, if any, are elected and appointed. If you do not wish your shares of common stock to be voted for particular nominees, you may so indicate on the enclosed proxy card. If, for any reason, any of the nominees become unavailable for election, the individuals named in the enclosed proxy card may exercise their discretion to vote for any substitutes proposed by the Board. At this time, the Board knows of no reason why any nominee might be unavailable to serve.

Our Board unanimously recommends a vote FOR each of the following nominees:

• Howard S. Cohen	• Charles H. McElrea

• Richard S. Grant	• Alan H. Schumacher

• George R. Judd	• Robert G. Warden

• Steven F. Mayer	• M. Richard Warner

Biographical and other information about these nominees can be found under “Identification of Executive Officers and Directors” elsewhere in this proxy statement.

PROPOSAL 2:

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors has selected Ernst & Young LLP to serve as our independent registered public accounting firm for fiscal year 2011. Ernst & Young LLP has served as our independent registered public accounting firm since our inception. While stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm is not required by our bylaws or otherwise, our Board is submitting the selection of Ernst & Young LLP to our stockholders for ratification. If our stockholders fail to ratify the selection, the Audit Committee may, but is not required to, reconsider whether to retain that firm. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent auditing firm at any time during the fiscal year if it determines that such a change would be in our best interests and that of our stockholders.

Ernst & Young LLP has advised us that it has no direct, nor any material indirect, financial interest in us or any of our subsidiaries. We expect that representatives of Ernst & Young LLP will be present at the meeting to make any statement they may desire and to respond to appropriate questions from our stockholders.

Fees Paid To Independent Registered Public Accounting Firm

The following table presents the aggregate fees billed by Ernst & Young LLP for professional services for fiscal years 2010 and 2009, by category as described in the notes to the table:

	2010	2009

Audit Fees(1)	$1,758,859	$1,659,756
Audit-Related Fees(2)	166,911	170,000
Tax Fees	—	—
All Other Fees(3)	6,353	23,775

TOTAL	$1,932,123	$1,853,531

(1)	Consists of fees related to audits of our consolidated financial statements, and reviews of interim financial statements and disclosures in filings with the Securities and Exchange Commission (“SEC”). Audit fees also included fees related to the audit of internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002.

(2)	Consists of fees billed for services related to benefit plan audits.

(3)	Consists of fees billed for services related to certain transactional services.

Pre-Approval of Audit and Non-Audit Services

The charter of the Audit Committee provides that the Audit Committee is responsible for the pre-approval of all material audit services and non-audit services to be performed for us by our independent registered public accounting firm. All audit and non-audit work described above was pre-approved by the Audit Committee. The Audit Committee may delegate to one or more of its members the authority to grant such pre-approvals. The decisions of any such member shall be presented to the full Audit Committee at each of its scheduled meetings.

Our Board recommends a vote FOR the ratification of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2011.

PROPOSAL 3:

APPROVAL OF AN AMENDMENT TO THE BLUELINX HOLDINGS INC. 2006 LONG-TERM EQUITY INCENTIVE PLAN (AS AMENDED AND RESTATED EFFECTIVE MAY 21, 2008)

General

The Board is seeking stockholder approval of an amendment to the BlueLinx Holdings Inc. 2006 Long-Term Equity Incentive Plan (as amended and restated effective May 21, 2008) (the “LTIP” or “Plan”). The amendment would (i) increase the maximum number of shares of common stock we may issue under the Plan by 2,000,000 shares from 3,200,000 shares to 5,200,000 shares and (ii) set forth performance measures pursuant to which the Company could grant awards under the Plan that are not subject to the $1 million deduction limit of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The Board is seeking stockholder approval of this amendment in order to assure that the Company can continue to grant equity awards at levels determined appropriate by the Board.

A summary description of the Plan, as amended by this Proposal 3, is set forth below. This summary description is not intended to be complete and is qualified in its entirety by reference to the amended Plan set forth in Appendix “A” to this proxy statement.

Summary of Plan

The purpose of the Plan is to provide a means whereby employees and directors of the Company develop a sense of proprietorship and personal involvement in the development and financial success of the Company, and to encourage them to devote their best efforts to the business of the Company, thereby advancing the interests of the Company and its stockholders. A further purpose of the Plan is to provide a means through which the Company may attract able individuals to become employees or serve as directors of the Company and to align the interests of individuals who are responsible for the successful administration and management of the Company with those of our stockholders. Under the Plan, the Company may grant non-qualified stock options, “incentive stock options” (within the meaning of Section 422 of the Code), stock appreciation rights (“SARs”), restricted stock, restricted stock units, performance shares, performance units, cash-based awards, and other stock-based awards.

As of April 4, 2011, awards with respect to a total of 2,910,904 shares of common stock of the Company were issued by the Company pursuant to the Plan and outstanding, of which 381,316 awards were issued in the form of stock options, 0 awards in the form of performance based restricted stock and 2,529,588 in the form of restricted stock. A total of 1,526,009 of these awards were issued to the Company’s Named Executive Officers who are listed herein and the remaining 1,384,895 of these awards were issued to other employees.

Administration.  The Plan is administered by the Compensation Committee of the Board of Directors (the “Committee”). Subject to the express provisions of the Plan, the Committee has the authority to select eligible persons to receive awards and determine all of the terms and conditions of each award. All awards will be evidenced by a written agreement containing such provisions not inconsistent with the Plan as the Committee shall approve. The Committee also has authority to establish rules and regulations for administering the Plan and to decide questions of interpretation or application of any provision of the Plan.

Available Shares.  Under the Plan, as amended, 5,200,000 shares of common stock will be available for awards (of which no more than 1,000,000 shares may be used for incentive stock options), subject, in both cases, to adjustment in the event of any corporate event or transaction (including, but not limited to, a change in the shares of the Company or the capitalization of the Company) such as a merger, consolidation, reorganization, recapitalization, separation, partial or complete liquidation, stock dividend, stock split, reverse stock split, split up, spin-off, or other distribution of stock or property of the Company, combination of shares, exchange of shares, dividend in kind, or other similar change in capital structure, number of outstanding shares or distribution (other than normal cash dividends) to stockholders of the Company, or any similar corporate event or transaction. Shares covered by an award shall be counted as used as of the date of grant. Under the Plan, any shares related to awards under the Plan which terminate by expiration, forfeiture, cancellation, or otherwise without the issuance of such shares, are settled in cash in lieu of shares, or are exchanged with the Committee’s permission, prior to the issuance of shares, for awards not involving shares, shall be available again for grant under the Plan. Shares tendered to pay the exercise price of any stock options or tax withholding with respect to any award shall again be available for grant under the Plan.

Eligibility.  All of the Company’s employees and directors are eligible to receive an award under the Plan, although incentive stock options may only be granted to employees of the Company. As of April 12, 2011, the Company had approximately 1,938 employees eligible to participate under the Plan. Any and all awards to executive officers will be formally approved by the Committee in the form of individual award agreements to each employee.

Change in Control.  In the event of certain acquisitions of 30% or more of the common stock, certain changes in a majority of the Board, or the consummation of a reorganization, merger or consolidation or sale or disposition of all or substantially all of the assets of the Company (unless, among other conditions, the Company’s stockholders receive 60% or more of the stock of the surviving company) or the liquidation or dissolution of the Company, all outstanding options and SARs will be exercisable in full, and the restricted stock and restricted stock units will become immediately vested and payable. The performance period applicable to performance shares and performance units shall lapse and the performance goals associated with such awards shall be deemed to have been met at their target level. Such awards shall vest on a pro rata basis based on the portion of the vesting period completed as of the change in control. In such event, the Committee may elect to cancel an outstanding award in return for a payment in cash, stock, securities or any combination thereof, of the value of the award.

Effective Date, Termination and Amendment.  The effective date of the Plan was May 12, 2006, the date it was approved by our stockholders. The Plan will terminate ten years thereafter unless terminated earlier by the Board. The Committee may, at any time and from time to time, alter, amend, modify, suspend, or terminate the Plan and any award agreement in whole or in part; provided, however, that, without the prior approval of the Company’s stockholders and except as provided in the Plan, options or SARs issued under the Plan will not be repriced, replaced, or regranted through cancellation, or by lowering the option price of a previously granted option or the grant price of a previously-granted SAR, and no amendment of the Plan shall be made without stockholder approval if stockholder approval is required by law, regulation, or stock exchange rule.

Stock Options-General.  The Committee will determine the conditions to the exercisability of each option. Upon exercise of an option, the purchase price may be paid in cash, by delivery of previously-owned shares of common stock, by a cashless (broker-assisted) exercise or by any other method approved or accepted by the Committee.

Non-Qualified Stock Options and Incentive Stock Options.  The period for the exercise of a non-qualified stock option or incentive stock option will be determined by the Committee but may not be later than 10 years after the date of grant of the stock option. The exercise price of a non-qualified stock option or incentive stock option will not be less than the fair market value of the Common Stock on the date of grant of such stock option. The Committee may impose restrictions on any shares acquired pursuant to the exercise of a non-qualified stock option or incentive stock option granted under the Plan.

The award agreement shall set forth the extent to which the participant shall have the right to exercise the non-qualified stock option or incentive stock option in the event of participant’s termination of employment or service. Such provisions will be determined by the Committee.

Stock Appreciation Rights.  The period for the exercise of a SAR will be determined by the Committee but may not be later than 10 years after the date of grant of the SAR. The base price of a SAR will not be less than 100% of the fair market value of the Common Stock on the date of grant. A SAR entitles the holder to receive upon exercise (subject to withholding taxes) shares of common stock (which may be restricted stock), cash or combination thereof with a value equal to the excess of the fair market value of the common stock on the exercise date over the base price of the SAR. The Committee may impose restrictions upon exercise of a SAR granted under the Plan.

The award agreement shall set forth the extent to which the participant shall have the right to exercise the SAR in the event of participant’s termination of employment or service. Such provisions will be determined by the Committee.

Restricted Stock and Restricted Stock Units.  The Plan provides for the grant of (i) restricted stock awards which may be subject to a restriction period, and (ii) restricted stock units which are similar to restricted stock except no shares are actually awarded on the date of grant. An award of restricted stock or restricted stock units may be subject to specified performance measures during the applicable restriction period. Shares of restricted stock will be freely transferable only after all conditions and restrictions have been satisfied or lapse. The award agreement shall set forth the extent to which the participant shall have the right to retain restricted stock and/or restricted stock units in the event of the participant’s termination of employment or service. Such provisions will be determined by the Committee. Unless otherwise set forth in a restricted stock award agreement, the holder of a restricted stock award will have rights as a stockholder of the Company, including the right to vote and receive dividends with respect to the shares of restricted stock. A participant shall have no voting rights with respect to any restricted stock units granted under the Plan unless and until shares are actually issued to the participant.

Performance Units and Performance Shares.  The Plan also provides for the grant of performance units and performance share awards. Each performance unit and each performance share is a right, payment of which is contingent upon the attainment of performance measures within a specified performance period. The Committee will determine the form of payout of cash or in shares (or in a combination thereof) equal to the value of earned performance units/performance shares at the close of the applicable performance period. The award agreement shall set forth the extent to which the participant shall have the right to retain the performance units and/or performance shares in the event of participant’s termination of employment or service, as determined by the Committee. If the Committee desires to qualify performance-based awards under Section 162(m) of the Code, the performance goals will consist of any of the following:

(a) Net earnings or net income (before or after taxes, depreciation and amortization);

(b) Earnings per share;

(c) Net sales or revenues growth;

(d) Net operating profit;

(e) Return measures (including, but not limited to, return on assets, capital, working capital, equity, sales, or revenue);

(f) Cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, and cash flow returns on investment);

(g) Earnings before taxes, interest, depreciation and/or amortization;

(h) Gross or operating margins;

(i) Productivity ratios;

(j) Share price (including, but not limited to, growth measures and total shareholder return);

(k) Expense target;

(l) Margins;

(m) Operating efficiency;

(n) Market share;

(o) Customer satisfaction;

(p) Working capital targets; and

(q) Economic value added or EVA® (net operating profits after tax minus the sum of capital multiplied by the cost of capital).

Performance goals may be related to a specific customer or group of customers or geographic region, and may be measured on a Company, subsidiary, and/or affiliate, division, business unit, service line, segment or geographic basis or any combination thereof. Performance goals may reflect absolute entity performance or a relative comparison of entity performance to the performance of a peer group of entities or published or special indexes or other external measures of the selected performance goals. Performance goals may exclude any extraordinary or non-recurring items and may, but need not, be based upon an increase or positive result under the above criteria. The performance goals may not include solely the mere continued employment of the participant. However, an award under the Plan may become vested and/or payable contingent on the participant’s continued employment or service, and/or employment or service at the time the award becomes vested and/or payable, in addition to performance goals. The Committee has the sole discretion to select one or more periods of time over which the attainment of one or more performance goals will be measured for the purpose of determining a participant’s right to, and the vesting and/or payment of, an award that will become vested and/or payable on performance goals. The Committee also has the authority to provide for accelerated vesting and/or payment of any award based on the achievement of performance goals. The amount of an award that will become vested and/or payable if the performance goals are achieved (or an objective formula for, or method of, computing such amount) must be established in writing by the Committee generally no later than 90 days after the start of the fiscal year (and before the lapse of 25% of the period of service to which the performance goals relate). The Committee must certify in writing that the performance goals are achieved before payment of the award.

Cash-Based Awards and Other Stock-Based Awards.  The Plan also provides for the grant of cash-based awards and other types of equity-based or equity-related awards not otherwise described by the Plan as determined by the Committee. The Committee will determine the value of the cash-based awards and other stock-based awards and may establish performance goals, the achievement of which is required for payment. In the event the Committee establishes performance goals, the number and/or value of cash-based awards or other stock-based awards that will be paid out will depend on the extent to which performance goals are met. The Committee shall determine the extent to which the participant shall have the right to receive cash-based awards or other stock-based awards in the event of the participant’s termination of employment or service.

If the Committee desires to qualify restricted stock, restricted stock units, performance units or performance shares as qualfied performance-based awards that are exempt from the $1 million deduction limit of Section 162(m) of the Code, the performance goals must be objectively determinable and limited to one or more of any of the criteria set forth above under “-Performance Units and Performance Shares.”

Non-Employee Director Awards.  The Board or Committee shall determine all awards to non-employee directors. The terms of any such awards shall be set forth in a written award agreement.

Maximum Awards for Employees.  Generally, the Plan limits the number or amount of awards that may be granted to any individual employee or director in any single calendar year as follows (subject to adjustment as described above):

(a) 1,000,000 options (including incentive stock options);

(b) 1,000,000 SARs;

(c) 500,000 shares of restricted stock or restricted stock units;

(d) 500,000 performance shares or performance units; and

(e) $7,500,000 or 500,000 shares of cash-based or other stock-based awards.

On April 12, 2011, the Closing price of the Company’s common stock on the NYSE was $4.18 per share.

New Plan Benefits

The selection of eligible participants who may receive awards under the Plan (if the amendments to the Plan are approved by the stockholders), and the size and the types of awards subject to issuance, will be determined by the Committee in its discretion in accordance with the Plan. The amount of any such awards under the Plan are not determinable at this time due to vesting, corporate performance and other future requirements that may be included in the award. Therefore, it is not possible to predict the future benefit or amounts that will be received by, or allocated to, any participant or participants in future years. If the amendments to the Plan had been in place prior to the last fiscal year, we believe that the awards granted under the Plan would have been substantially similar to those shown under “Compensation of Executive Officers — Grants of Plan Based Awards for 2010” elsewhere in this proxy statement.

Certain Federal Income Tax Consequences

The following is a brief summary of certain U.S. federal income tax consequences generally arising with respect to awards under the Plan.

A participant generally will not recognize taxable income at the time an option is granted, and the Company will not be entitled to a tax deduction at such time. A participant will recognize compensation taxable as ordinary income (and subject to income and employment tax withholding in respect of an employee) upon exercise of a non-qualified stock option equal to the excess of the fair market value of the shares purchased over their exercise price, and the Company generally will be entitled to a corresponding deduction. A participant will not recognize income (except for purposes of the alternative minimum tax) upon exercise of an incentive stock option. If the shares acquired by exercise of an incentive stock option are held for the longer of two years from the date the option was granted and one year from the date it was exercised, any gain or loss arising from a subsequent disposition of such shares will be taxed as long-term capital gain or loss, and the Company will not be entitled to any deduction. If, however, such shares are disposed of within the above-described period, then in the year of disposition, the participant will recognize compensation taxable as ordinary income equal to the excess of the lesser of (i) the amount realized upon disposition and (ii) the fair market value of the shares on the date of exercise over the exercise price, and the Company generally will be entitled to a corresponding deduction.

A participant generally will not recognize taxable income at the time SARs are granted, and the Company will not be entitled to a tax deduction at such time. Upon exercise, the participant will recognize compensation taxable as ordinary income (and subject to income and employment tax withholding in respect of an employee) in an amount equal to the fair market value of any shares delivered and the amount of any cash paid by the Company. This amount generally is deductible by the Company as compensation expense.

A participant will not recognize taxable income at the time restricted stock is granted, and the Company will not be entitled to a tax deduction at such time, unless the participant makes an election to be taxed at such time. If such election is not made, the participant will recognize compensation taxable as ordinary income (and subject to income and employment tax withholding in respect of an employee) at the time the restrictions lapse in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for such shares. The amount of ordinary income recognized generally is deductible by the Company as compensation expense, except to the extent the deduction limits of Section 162(m) of the Code apply. Restricted stock units generally will also be taxed as ordinary income in an amount equal to the fair market value of any shares delivered and the amount of cash paid by the Company.

Our Board unanimously recommends a vote FOR the approval of the amendment to the BlueLinx Holdings Inc. 2006 Long-Term Equity Incentive Plan (as amended and restated effective May 21, 2008).

PROPOSAL 4:
APPROVAL OF THE BLUELINX HOLDINGS INC. AMENDED AND RESTATED SHORT-TERM INCENTIVE PLAN

On January 12, 2011, the Board approved the BlueLinx Holdings Inc. Short-Term Incentive Plan (as Amended and Restated Effective January 1, 2011 (the “STIP”). The STIP changes and clarifies certain provisions and amends and restates in its entirety the BlueLinx Holdings Inc. Short-Term Incentive Plan (the “Prior Plan”).

In general, Section 162(m) of the Code provides that a publicly held corporation may not deduct for federal income tax purposes, with respect to any tax year of the corporation, compensation paid to certain executives for such tax year to the extent such compensation exceeds $1,000,000 unless (i) such compensation is based on, and paid solely on the account of achievement of, certain pre-established objective performance goals, which are established by two or more “outside directors” and based on business criteria set forth in the plan or the requirements set forth in the plan and the awards are met, and (ii) the plan’s terms are disclosed to and approved by the corporation’s stockholders. The Board is requesting stockholder approval of the STIP in order for the Company to have the ability to structure incentive compensation to avoid having the $1 million deduction limit of Section 162(m) of the Code applied to certain parts of awards to be granted under the STIP.

For the foregoing reasons, the Board is asking the stockholders of the Company for, and recommends, the approval of the STIP.

The principal terms of the STIP are described below. The full text of the STIP is set forth in Appendix “B” of this Proxy Statement and the following discussion is qualified in its entirety by reference to such text.

Purpose of Plan

The purpose of the STIP, as proposed by this Item 4, is to permit the Company, through awards of annual bonuses, to reinforce the importance of teamwork for corporate success and to motivate employees to achieve maximum profitability and success of the Company.

Administration

The STIP will be administered by the Board’s Compensation Committee. Subject to the limits and terms of the plan, the Committee will (i) interpret the STIP, (ii) establish rules and regulations relating to the operation of the STIP, (iii) determine the amount of any bonuses, (iv) appoint certain employees to act on its behalf as its representatives (except that such delegation is not permitted with respect to any bonuses that are intended to constitute performance-based compensation exempt from the $1 million deduction limit of Section 162(m) of the Code), and (iv) make all other determinations and take all other actions necessary or appropriate for the proper administration of the STIP. Determinations under the STIP with respect to the Company’s Chief Executive Officer and other executive officers for any bonuses that are intended to constitute performance-based compensation exempt from the $1 million deduction limit of Section 162(m) of the Code will be made by a sub-committee of the Committee which will consist of two or more persons, all of whom shall be “outside directors” within the meaning of Section 162(m) of the Code.

Employees To Whom Awards May Be Granted

Awards may be granted under the STIP to full-time, salaried employees of the Company. As of April 12, 2011, the Company had approximately 1,126 salaried employees eligible to participate under the Plan.

Awards

Not later than 90 days after the beginning of each fiscal year (and before the lapse of 25% of the period of service to which the performance goals relate), the Committee will establish performance goals for the year. The performance goals are the specific targets and objectives set by the Committee for any of the following performance measures:

(a) Net earnings or net income (before or after taxes, depreciation and amortization);

(b) Earnings per share;

(c) Net sales or revenues growth;

(d) Net operating profit;

(e) Return measures (including, but not limited to, return on assets, capital, working capital, equity, sales, or revenue);

(f) Cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, and cash flow returns on investment);

(g) Earnings before taxes, interest, depreciation and/or amortization;

(h) Gross or operating margins;

(i) Productivity ratios;

(j) Share price (including, but not limited to, growth measures and total shareholder return);

(k) Expense target;

(l) Margins;

(m) Operating efficiency;

(n) Market share;

(o) Customer satisfaction;

(p) Working capital targets; and

(q) Economic value added or EVA® (net operating profits after tax minus the sum of capital multiplied by the cost of capital).

The performance goals must be (i) objectively determinable and established in writing within the time period described above, (ii) uncertain of achievement at the time they are established, (iii) such that their achievement is determinable by a third party with knowledge of the relevant facts, and (iv) for the Chief Executive Officer and the other executive officers, for any bonuses that are intended to constitute performance-based compensation exempt from the $1 million deduction limit of Section 162(m) of the Code, otherwise consistent with the requirements for performance-based compensation. The performance goals may be measured on a Company, subsidiary, affiliate, division, business unit, service line, segment or geographic basis or any combination thereof. The performance goals may reflect absolute entity performance or a relative comparison of entity performance to the performance of a peer group of entities or published or special indexes or other external measures and may include or exclude any extraordinary or non-reoccurring items. The performance goals may, but need not be, based upon an increase or positive result under any of the foregoing criteria and could include, for example and not by way of limitation, maintaining the status quo or limiting the economic losses (measured, in each case, by reference to the specific criteria). The performance goals for any bonuses that are intended to constitute performance-based compensation exempt from the $1 million deduction limit of Section 162(m) of the Code may not include solely the mere continued employment of the participant. However, any bonus under the STIP may become payable contingent on the participant’s continuing employment, or employment as of the time the bonus becomes payable, in addition to the achievement of performance goals.

The bonus targets may be described as a percentage of the participants’ base salary at the time the performance goal is established, and may be expressed as a range of outcomes, such as “threshold,” “target” and “maximum,” based on the level of achievement of the performance goals.

The Company funds bonuses under the STIP out of a bonus pool, which is calculated in accordance with a formula specified in the STIP. The bonus pool consists of both a discretionary component and a non-discretionary component. Not later than the required time described above, the Committee will determine the percentage of the bonus pool to be allocated to each of the discretionary component and the non-discretionary component. The Committee, or the Committee’s delegates, will determine the amount of the discretionary component of the bonus pool, if any, to award each participant (other than the Chief Executive Officer and any other executive officer) after reviewing his or her individual performance and contribution to the Company. The amount of the discretionary component of the bonus pool awarded to the Chief Executive Officer or any other executive officer will be equal to the participant’s funding amount, which is a set amount, determined by an established formula, based on achievement of the respective performance goals (the “Participant Funding Amount”), which amount then will be subject to adjustment (but not increases for any bonuses that are intended to constitute qualified performance-based compensation exempt from the $1 million deduction limit of Section 162(m) of the Code) by the Committee, after reviewing his individual performance and contribution to the Company. The Committee retains the discretion to reduce (but not increase) the amount of any discretionary component otherwise awarded to the Chief Executive Officer or any other executive officer that is intended to constitute qualified performance-based compensation exempt from the $1 million deduction limit of Section 162(m) of the Code (including a reduction in such amount to zero). The non-discretionary component of the bonus pool for a fiscal year equals the total bonus pool multiplied by the percentage of the bonus pool allocated by the Committee to the non-discretionary component for the fiscal year . The non-discretionary component of the bonus pool is allocated among participants in an amount equal to his or her Participant Funding Amount multiplied by the Non-Discretionary Allocation Percentage. Notwithstanding the foregoing, in the event that the Committee determines that a participant’s performance warrants a lesser incentive compensation payment, the participant’s allocation may be reduced or forfeited. The non-discretionary component of the bonus pool may not be increased. The Committee will certify the achievement of the applicable performance goals before any bonuses will be paid. Bonuses will be paid, if at all, no later than 1 1/2 months following the end of the applicable year to which the bonuses relate.

In no event will any bonus payable to the Chief Executive Officer under the STIP for any fiscal year that is intended to constitute qualified performance-based compensation exempt from the $1 million deduction limit of Section 162(m) of the Code exceed $3,000,000, and in no event will any such bonus payable to any executive officer (other than the Chief Executive Officer) under the STIP for any fiscal year exceed $2,000,000.

New Plan Benefits

The selection of eligible participants who may receive awards under the STIP, and the size and the types of awards subject to issuance, will be determined by the Committee in its discretion in accordance with the STIP. The amount of any such awards under the STIP are not determinable at this time due to corporate performance and other future requirements that may be included in the award. Therefore, it is not possible to predict the future benefit or amounts that will be received by, or allocated to, any participant or participants in future years. If the amendments to the STIP had been in place prior to the last fiscal year, we believe that the awards granted under the STIP would have been substantially similar to those shown under “Compensation of Executive Officers — Grants of Plan Based Awards for 2010” elsewhere in this proxy statement.

Change in Control.

In the event of a change of control of the Company during any fiscal year, the Committee may take such action with respect to the STIP and any bonuses payable during the fiscal year, as is consistent with and otherwise not contrary to the provisions of Section 162(m) of the Code with respect to bonuses payable to the Chief Executive Officer and the other executive officers that are intended to constitute qualified performance-based compensation exempt from the $1 million deduction limit of Section 162(m) of the Code.

Amendment and Termination.

The STIP may be amended or terminated by the Board at any time, except that, to the extent required to satisfy the requirements of Section 162(m) of the Code, no amendment will be effective without the approval of the stockholders of the Company. In addition, no amendment will, after the 90th day of the fiscal year (or, if earlier, after 25% of the service period has elapsed), cause any bonuses payable under the STIP for the fiscal year to the Chief Executive Officer or the other executive officers that are intended to constitute qualified performance-based compensation exempt from the $1 million deduction limit of Section 162(m) of the Code to be increased as compared to the amount that would have been paid in accordance with the terms established within such period.

Federal Income Tax Consequences

In general, any employee who receives an amount that is paid by reason of an award granted under the STIP must recognize for federal income tax consequences, at the time of the payment, ordinary compensation income (subject to income and employment tax withholding) equal to such amount, and the Company will be entitled to a deduction for the same amount.

Effect of Management Vote on Proposal

Since the directors and officers of the Company beneficially own 4,258,966 shares of our common stock, or 12.82% of the outstanding voting shares as of the Record Date, their votes on the proposal are not likely to have a material impact on whether this proposal is adopted.

Our Board recommends a vote FOR adoption of the BlueLinx Holdings Inc. Short-Term Incentive
Plan (as amended and restated effective January 1, 2011).

PROPOSAL 5:

ADVISORY, NON-BINDING VOTE TO APPROVE THE COMPENSATION OF OUR NAMED
EXECUTIVE OFFICERS

As required pursuant to Section 14A of the Exchange Act, we seek a non-binding advisory vote from our stockholders to approve the compensation of our executives as described under “Compensation Discussion and Analysis” and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this proxy statement (see pages 23 to 35). This proposal, commonly known as a say-on-pay proposal, gives our stockholders the opportunity to express their views on our executive compensation. Because your vote is advisory, it will not be binding on the Board. However, the Compensation Committee will take into account the outcome of the vote when making future executive compensation decisions.

As discussed below in our Compensation Discussion and Analysis (“CD&A”), our primary goal is to establish a compensation program that serves the long-term interests of the Company and our stockholders by aligning management’s interests with that of our stockholders through equity ownership and by promoting the attainment of certain individual and corporate goals. In addition, our compensation program is designed to attract and retain top quality executives with the qualifications necessary for the long-term financial success of the Company. Key elements of our compensation philosophy include:

•	Compensation decisions are driven by a pay-for-performance philosophy, which takes into account performance by both the Company and the individual;

•	Performance is determined with reference to pre-established goals, both with respect to the Company and the individual, which we believe enhances the individual executive’s performance;

•	Where possible, a significant component of total direct compensation should consist of variable compensation;

•	Total compensation opportunity should be comparable to the median ranges in the marketplace within which we compete; and

•	Increased compensation can be earned through an individual’s increased contribution to the Company.

The Compensation Committee has and will continue to take action to structure our executive compensation practices in a manner that is performance-based with a view towards serving the long-term interests of the Company and our stockholders. The Board believes that the executive compensation as described in this proxy statement aligns with our compensation philosophy.

Our Board recommends a vote FOR the following advisory resolution:

“RESOLVED, that the compensation paid to the company’s named executive officers as disclosed pursuant to Item 402 of Regulation S-K, including the CD&A, the compensation tables and narrative discussion, is hereby approved.”

PROPOSAL 6:

ADVISORY, NON-BINDING VOTE WITH RESPECT TO THE FREQUENCY STOCKHOLDERS WILL VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

As required pursuant to Section 14A of the Exchange Act, we seek a non-binding advisory vote from our stockholders regarding the desired frequency for holding future non-binding advisory say-on-pay votes.

This proposal gives our stockholders the opportunity to express their views as to whether say-on-pay votes should occur every one, two or three years. Because your vote is advisory, it will not be binding on the Board. However, the Board will carefully consider the outcome of the frequency vote and other communications from stockholders when making future decisions regarding the frequency of say-on-pay votes.

After careful consideration of the various arguments supporting each frequency level, the Board believes that submitting the advisory vote on executive compensation to stockholders every three years is the most appropriate alternative at this time. We believe a triennial vote is consistent with our philosophy that our compensation practices should take into account long-term results in order to further align the interests of management with those of our stockholders. Further, an advisory vote every three years will provide us with the most effective timeframe to respond to stockholders’ feedback and provide us with sufficient time to engage with stockholders to analyze and respond to the vote results. Accordingly, as indicated below, the Board of Directors recommends that you vote in favor of a triennial vote on our executive compensation when considering the following resolution:

“RESOLVED, that an advisory vote of the Company’s stockholders to approve the compensation of the Company’s named executive officers be held at an annual meeting of stockholders every year, every two years, or every three years, whichever frequency receives the highest number of stockholder votes in connection with the adoption of this resolution.”

The proxy card provides stockholders with four choices (every one, two, or three years, or abstain). Stockholders are not voting to approve or disapprove the Board’s recommendation.

Our Board recommends a vote for a frequency of THREE YEARS.

INFORMATION ABOUT THE BOARD OF DIRECTORS

Our Board met five times during 2010. Each incumbent director attended at least 75% of the total of all Board and committee meetings he was entitled to attend during 2010.

Our Board has reviewed the independence of each of its members based on the criteria for independence set forth under applicable securities laws, including the Securities Exchange Act of 1934, as amended (the “Exchange Act”), applicable rules and regulations of the SEC and applicable rules and regulations of the NYSE. The NYSE Listed Company Manual and corresponding listing standards provide that, in order to be independent, the Board must determine that a director has no material relationship with the Company other than as a director. The Board has reviewed the relationships between each Board member and the Company. Based on its review, the Board has affirmatively determined, by resolution of the Board as a whole, that the following directors have no material relationship with us or any other matter of any kind that would impair their independence for purposes of serving on our Board and, therefore, satisfy the requirements to be considered independent under the NYSE listing standards applicable to the Board as well as satisfying the independence requirements applicable to audit committee membership: Richard S. Grant, Richard B. Marchese and Alan H. Schumacher. Mr. Marchese’s service on the audit committees of three other public companies has been determined by the Board not to impair his ability to serve on the Company’s Audit Committee.

As further described under “Controlled Company,” below, because we are a “controlled company,” we are exempt from the requirement that our Board be comprised of a majority of independent directors. Five members of our current Board are current or former employees of, or advisors to, Cerberus, the indirect holder of a majority of the outstanding shares of our common stock, and as such are not independent.

Our business and affairs are managed by our Board. To assist it in carrying out its responsibilities, our Board has established the two standing committees described below, under “Committees of the Board of Directors.” The charter for each of these committees, as in effect from time to time, may be found on our website, www.bluelinxco.com. Each of these committees has the right to retain its own legal counsel and other advisors. While we do not have a formal attendance policy, all of our directors are encouraged to attend our Annual Stockholder Meeting. Seven of our ten directors attended the 2010 Annual Meeting of Stockholders.

Board Structure and Risk Oversight

We have separate persons serving as Chairman of the Board and Chief Executive Officer. Howard S. Cohen is our Chairman and chairs our Board meetings. George R. Judd is our President and Chief Executive Officer. The Chairman of the Board provides general oversight and high level strategic planning for the

Company while the Chief Executive Officer manages the business of the organization with a focus on daily operations as they relate to the Company’s long-term strategy. We believe this structure is appropriate for the Company at this time as it keeps board leadership separate from operational management.

Our Board monitors our exposure to a variety of risks. Risk may be addressed from time to time by the full Board or by one or more of our Board Committees. Senior management is responsible for identifying and managing material risks faced by the Company and periodically reports on such risks to the full Board or to the appropriate Committee. Our audit committee charter gives the Audit Committee responsibilities and duties that include discussing with management, the internal audit department and the independent auditors our major financial risk exposures and the steps management has taken to monitor, control and minimize such exposures. Liquidity risk, credit risk and risks associated with our debt facilities and cash management are handled primarily by our finance and accounting department, which provides regular reports to our Audit Committee. The Compensation Committee is responsible for reviewing whether our compensation programs encourage excessive risk taking by senior executive management. General business and operational risks are handled primarily by senior executive management, which discusses any such risks as necessary during its regular meetings with the Board. The Company also has established a risk committee, comprised of functional area leaders within the Company, which assists the internal audit group with monitoring and addressing the Company’s risks.

Lead Director

The lead director’s duties generally include serving as the chairperson for all executive sessions of the non-management directors and communicating to the Chief Executive Officer the results of non-management executive board sessions. Mr. Cohen, the Chairman of the Board, currently serves as the Company’s lead director. Any interested party may contact the lead director by directing such communications to the lead director c/o Corporate Secretary, BlueLinx Holdings Inc., 4300 Wildwood Parkway, Atlanta, Georgia 30339. Any such correspondence received by us will be forwarded to the lead director.

Committees of the Board of Directors

The Audit Committee

Our Board established a separately-designated standing Audit Committee in accordance with Section 3(a)(58)(A) of the Exchange Act. The purpose of the Audit Committee is to assist our Board in fulfilling its responsibilities to oversee our financial reporting process, including monitoring the integrity of our financial statements and the independence and performance of our internal and external auditors. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm.

The Audit Committee met ten times in 2010. The Audit Committee currently consists of Messrs. Grant, Marchese and Schumacher. As discussed above, our Board has affirmatively determined that Messrs. Grant, Marchese and Schumacher are each “independent,” as such term is defined under the rules of the SEC and the listing standards of the NYSE applicable to audit committee membership, and each meets the NYSE’s financial literacy requirements. Our Board has determined that Mr. Schumacher is an “audit committee financial expert,” as such term is defined under the applicable rules of the SEC.

The Audit Committee operates pursuant to a written charter, a copy of which can be found on our website at www.bluelinxco.com. Additionally, the audit committee charter is available in print to any stockholder who requests it by writing to BlueLinx Holdings Inc., attn: Corporate Secretary, 4300 Wildwood Parkway, Atlanta, Georgia 30339.

The Audit Committee has adopted a procedure to receive allegations on any fraudulent accounting issues through a toll-free telephone number as set out in our code of conduct and ethics. See “Corporate Governance Guidelines and Code of Ethics” below.

The Compensation Committee

The Compensation Committee oversees the determination of all matters relating to employee compensation and benefits and is empowered to: (1) establish a compensation policy for executive officers, including setting base salaries and incentive compensation; (2) review compensation practices and trends and risks that may be created by the design of our compensation programs; (3) make recommendations as to compensation levels for executive officers; (4) approve employment contracts; (5) administer our equity and other incentive plans; and (6) undertake administration of other employee benefit plans. The Compensation Committee currently consists of Messrs. Marchese, Schumacher and Suwyn, and met three times during 2010. As further described under “Controlled Company” below, because we are a “controlled company,” we are exempt from the requirement that the Compensation Committee be comprised solely of independent directors. Mr. Suwyn was formerly an advisor to Cerberus, and as such, is not considered independent.

The Compensation Committee has formally engaged Hewitt Associates to serve as an advisor to the Committee on executive compensation issues and to provide recommendations as to executive compensation levels. Hewitt provides ongoing executive compensation advisory services for the Committee as its independent compensation consultant. Although the Committee referred to the compensation benchmarking survey provided by Hewitt in October 2008, Hewitt did not make any specific recommendations to the Committee in 2010. Hewitt did not provide any other services to the Company in excess of $120,000. Pursuant to the terms of its written charter, the Compensation Committee may delegate certain of its duties and responsibilities to a subcommittee consisting of one or more members of the Committee, or to executive officers of the Company. The Compensation Committee operates pursuant to a written charter, a copy of which can be found on our website at www.bluelinxco.com. Additionally, the charter is available in print to any stockholder who requests it by writing to BlueLinx Holdings Inc., attn: Corporate Secretary, 4300 Wildwood Parkway, Atlanta, Georgia 30339.

For more information on the role of the Compensation Committee and its processes and procedures for considering and determining executive officer compensation, see “Compensation Discussion and Analysis” beginning on page 23 of this proxy statement.

Controlled Company

We are a “controlled company” for purposes of the NYSE listing requirements. Our basis for this determination is that Cerberus ABP Investor LLC, an affiliate of Cerberus, owns 18,100,000, or approximately 54.46% of the outstanding shares of our common stock as of the Record Date. Accordingly, we are exempt from the NYSE listing requirements that would otherwise mandate (1) a majority of independent directors on our Board, (2) a nominating committee of our Board, comprised solely of independent directors, to select or recommend nominees to our Board, and (3) a compensation committee of our Board, comprised solely of independent directors, to determine the compensation of our executive officers.

Nomination Process

Because we are a “controlled company,” we do not have a standing nominating committee comprised solely of independent directors or any other committee performing similar functions. Such matters are considered at meetings of our full Board. Due to the size of our Board, we do not foresee an immediate need to establish a separate nominating committee or adopt a charter to govern the nomination process. In addition, because we are a controlled company, we do not have a policy regarding our consideration of nominations or recommendations for director candidates by other stockholders. To the extent we receive any such nominations or recommendations, they will be considered at such time based on such factors as the Board considers relevant.

Our Board has generally used an informal process to identify and evaluate director candidates. We believe that identifying and nominating highly skilled and experienced director candidates is critical to our future. Our Board has previously engaged third parties to assist it in identifying qualified independent director candidates. Our Board encourages all directors, independent or otherwise, to identify potential director nominees. As a result, our Board believes that it is presented with a diverse and experienced group of candidates for discussion and consideration.

During the evaluation process, our Board seeks to identify director candidates with the highest personal and professional ethics, integrity and values. While it has not adopted a formal diversity policy, in the context of the needs of our Board at any given point in time, our Board will seek candidates with diverse experience in business, finance and other matters relevant to a company such as ours, prominence in their profession, concern for the interests of our stockholders and an understanding of our business. Additionally, our Board requires that director nominees have sufficient time to devote to our business and affairs.

IDENTIFICATION OF EXECUTIVE OFFICERS AND DIRECTORS

The following table contains the name, age and position with our company of each of our executive officers and directors as of April 4, 2011. Their respective backgrounds are described in the text following the table. As described above, as a result of the decisions by Messrs. Marchese and Suwyn not to stand for reelection, the size of the Board will be reduced to eight members as of the Annual Meeting.

Name	Age	Position

Howard S. Cohen	64	Chairman of the Board of Directors (Director since September 2007, Chairman since March 2008)
George R. Judd	50	President and Chief Executive Officer Director (since October 2008)
H. Douglas Goforth	47	Senior Vice President, Chief Financial Officer and Treasurer
Dean A. Adelman	45	Chief Administrative Officer
Richard S. Grant	64	Director (since 2005)
Richard B. Marchese	69	Director (since 2005)
Steven F. Mayer	51	Director (since 2004)
Charles H. McElrea	60	Director (since 2004)
Alan H. Schumacher	64	Director (since 2004)
Mark A. Suwyn	68	Director (since 2005)
Robert G. Warden	38	Director (since 2004)
M. Richard Warner	59	Director (since 2008)

Executive Officers

George R. Judd has served as our Chief Executive Officer since November 2008 and as our President since May 2004. Prior to that time, he worked for Georgia-Pacific Corporation in a variety of positions managing both inside and outside sales, national accounts and most recently as Vice President of Sales and Eastern Operations from 2002-2004. From 2000 until 2002, Mr. Judd worked as Vice President of the North and Midwest regions of the Distribution Division. He served as Vice President of the Southeast region from 1999 to 2000. Mr. Judd serves on the board of the Girl Scouts of Greater Atlanta and leads its design and construction committee. He graduated from Western Connecticut State University in 1984 with a Bachelor’s degree in Marketing.

H. Douglas Goforth has served as our Senior Vice President, Chief Financial Officer and Treasurer since February 2008. From November 2006 until February 2008, Mr. Goforth served as Vice President and Corporate Controller for Armor Holdings, Inc. which was acquired by BAE Systems in July 2007. Previously he served as Corporate Controller for BlueLinx from May 2004 until October 2006, where he played a key role in our 2004 IPO. From 2002 until 2004 he served as Controller for the Distribution Division of Georgia-Pacific Corporation. Mr. Goforth has 25 years of combined accounting, finance, treasury, acquisition and management experience with leading distribution and manufacturing companies including Mitsubishi Wireless Communications, Inc., Yamaha Motor Manufacturing, Inc. and Ingersoll-Rand. Mr. Goforth serves on the board of directors for the Arthritis Foundation of Georgia. Mr. Goforth is a North Carolina State Board Certified Public Accountant and earned a Bachelor of Science in Accounting from Mars Hill College in North Carolina.

Dean A. Adelman has served as our Chief Administrative Officer since May 2008 and as our Vice President, Human Resources since October 2005. Prior to that time, he served as Vice President Human Resources, Staff Development & Training for Corrections Corporation of America. Previously, Mr. Adelman served as Vice President Human Resources for Arby’s Inc. (formerly RTM Restaurant Group) from 1998 to 2002. From 1991 to 1998, Mr. Adelman served as senior counsel for Georgia-Pacific Corporation. Mr. Adelman received his Masters of Business Administration from the Kellogg School of Management at Northwestern University, a Juris Doctor degree from the University of Georgia School of Law, and a Bachelor of Arts degree from the University of Georgia.

Nominees for Election as Director

Howard S. Cohen has served as Chairman of our Board since March 2008 and as a member of our Board since September 2007. He is a Senior Advisor to Cerberus. Mr. Cohen served as our Interim Chief Executive Officer from March 2008 through October 2008 and as our Executive Chairman from March 2008 through March 2009. Mr. Cohen possesses 33 years of leadership experience, including service as President and CEO of four publicly-traded companies: GTECH Corporation, from 2001 to 2002; Bell & Howell, from 2000 to 2001; Sidus Systems Inc., from 1998 to 1999; and Peak Technologies Group, Inc., from 1996 to 1998. Mr. Cohen has also managed independent divisions of three Fortune 500 companies. Mr. Cohen serves as the Chairman of the Board of Directors of Albertsons LLC and Equable Ascent Financial, LLC, both of which are Cerberus portfolio companies. Mr. Cohen previously served on the Board of SSA Global Technologies, Inc. from 2005 until 2007.

Mr. Cohen’s past experience as our interim Chief Executive Officer and Executive Chairman, financial expertise, management advisory expertise, experience as a director and officer of public companies, relationship with our largest stockholder and his performance as one of our Board members make him a valuable member of our Board.

George R. Judd has served as a member of our Board since October 2008. As an executive officer of our Company, Mr. Judd’s background is described above. Mr. Judd’s experience as our Chief Executive Officer, years of experience with Georgia-Pacific Corporation and BlueLinx in a variety of leadership roles, institutional knowledge, management skills, industry knowledge and his performance as one of our Board members make him a valuable member of our Board.

Richard S. Grant has served as a member of our Board since December 2005. Previously, Mr. Grant served as a director of The BOC Group plc, until his retirement in 2002. Over 30 years of service with The BOC Group, Mr. Grant held various management positions, most recently as Chief Executive of BOC Process Gas Solutions, Chairman of CNC sa, a Mexican joint venture company, and he had group responsibility for Technology, Latin America and Continental Europe. Previous responsibilities included service as the BOC Regional Director for South Pacific/South Asia, Chairman of Elgas Ltd, an Australian LPG distributor, and before that as President of Ohmeda Medical Devices and Chief Executive Officer of Glasrock Home Healthcare Inc. Mr. Grant currently serves on the Board of Compass Minerals International Inc, where he is lead director, a member of the audit committee and the nominating corporate governance committee, of which he was previously Chairman. Mr. Grant previously served as a director of Distributed Energy Systems Corporation from 2006 to 2007.

Mr. Grant’s experience managing distribution businesses, leadership experience, international board experience, transactional experience, financial expertise, experience as an officer and director of public companies, independence and his performance as one of our Board members make him a valuable member of our Board.

Steven F. Mayer has served as a member of our Board since May 2004. He has been Managing Director of Cerberus California, LLC and predecessor entities since November 2002 and also serves as Co-Head of Private Equity at Cerberus. Prior to joining Cerberus in 2002 and since 2001, Mr. Mayer was an Executive Managing

Director of Gores Technology Group. Prior to joining Gores, from 1996 to 2001, Mr. Mayer was a Managing Director of Libra Capital Partners, L.P. From 1994 until 1996, Mr. Mayer was a Managing Director of Aries Capital Group, LLC, a private equity investment firm that he co-founded. From 1992 until 1994, Mr. Mayer was a principal with Apollo Advisors, L.P. and Lion Advisors, L.P., affiliated private investment firms. Prior to that time, Mr. Mayer was an attorney with Sullivan & Cromwell. Mr. Mayer is a member of the boards of directors of Spyglass Entertainment Holdings, LLC and Talecris Biotherapeutics Holdings Corp. Mr. Mayer received his A.B., cum laude, from Princeton University and his juris doctor degree, magna cum laude, from Harvard Law School.

Mr. Mayer’s financial expertise, management advisory expertise, experience as a director of public companies, relationship with our largest stockholder and his performance as one of our Board members make him a valuable member of our Board.

Charles H. (Chuck) McElrea served as our Chief Executive Officer from May 2004 until his retirement from that position in October 2005, and has served as a member of our Board since May 2004. Prior to that time, Mr. McElrea worked at Georgia-Pacific for 26 years, most recently as President of the Distribution Division for four years and as Vice President of Finance, Information Technology and Strategy of Containerboard and Packaging for one year. Mr. McElrea held several other senior management positions including Vice President of Distribution Division Integrated Business Systems, Vice President of Packaging Division Business Planning & Logistics, Vice President of Pulp & Paper Logistics, Vice President of Purchasing and Vice President of the Bleached Board Division. He also held company positions in both manufacturing and finance/accounting. Mr. McElrea received a Bachelor’s degree in Business from California Polytechnic State University in 1977.

Mr. McElrea’s past experience as our Chief Executive Officer, years of experience with Georgia-Pacific Corporation and BlueLinx in a variety of leadership roles, institutional knowledge, industry knowledge and his performance as one of our Board members make him a valuable member of our Board.

Alan H. Schumacher has served as a member of our Board since May 2004. He is a director of Noranda Aluminum Holding Corporation, Equable Ascent Financial, LLC, North American Bus Industries, Inc., School Bus Holdings Inc. and Quality Distribution Inc. He is also a member of the board of managers of Quality Distribution LLC. Mr. Schumacher was a director of Anchor Glass Container Inc. from 2003 to 2006. Mr. Schumacher is a member of the Federal Accounting Standards Advisory Board and has served on that board since 2002. Mr. Schumacher has 23 years of experience working in various positions at American National Can Corporation and American National Can Group, where, from 1997 until his retirement in 2000, he served as Executive Vice President and Chief Financial Officer and, from 1988 through 1996, he served as Vice President, Controller and Chief Accounting Officer.

Mr. Schumacher’s financial expertise (including his qualification as an audit committee financial expert), experience in the oversight of financial reporting and internal controls, experience as an officer and director of public companies, independence and his performance as one of our Board members make him a valuable member of our Board.

Robert G. Warden has served as a member of our Board since May 2004. Mr. Warden is a Managing Director of Cerberus, which he joined in February 2003. Prior to joining Cerberus, Mr. Warden was a Vice President at J.H. Whitney from May 2000 to February 2003, a principal at Cornerstone Equity Investors LLC from July 1998 to May 2000 and an associate at Donaldson, Lufkin & Jenrette from July 1995 to July 1998. Mr. Warden graduated with an AB from Brown University in 1995. Mr. Warden also serves on the boards of Aercap Holdings N.V., Equable Ascent Financial, LLC and Four Points Media Group LLC.

Mr. Warden’s financial expertise, management advisory expertise, experience as a director of public companies, relationship with our largest stockholder and his performance as one of our Board members make him a valuable member of our Board.

M. Richard Warner has served as a member of our Board since March 2008. Mr. Warner is a consultant for Cerberus. He served as the Interim Chief Financial Officer of Equable Ascent Financial, LLC, a Cerberus portfolio company, from February 2009 until June 2009. Prior to his work with Cerberus, Mr. Warner was employed for more than 20 years in a variety of capacities at Temple-Inland Inc., most recently as a Senior Advisor during 2006, President from 2003 to 2005, Vice President & Chief Administrative Officer from 1999 to 2003 and Vice President & General Counsel from 1994 to 2002. Prior to joining Temple-Inland, Mr. Warner was a commercial lawyer in private practice. Mr. Warner currently serves on the boards of Balcones Resources Inc. and Equable Ascent Financial, LLC. Mr. Warner received his BBA degree, magna cum laude, from Baylor University and his Juris Doctor degree from Baylor University Law School.

Mr. Warner’s financial expertise, management advisory expertise, experience as a director and officer of public companies, industry knowledge and experience, relationship with our largest stockholder and his performance as one of our Board members make him a valuable member of our Board.

Current Directors Not Standing For Reelection

Richard B. Marchese has served as a member of our Board since May 2005. He served as Vice President Finance, Chief Financial Officer and Treasurer of Georgia Gulf Corporation since 1989 before retiring at the end of 2003. Prior to 1989, Mr. Marchese served as the Controller of Georgia Gulf Corporation, and prior to that he served as the Controller of the Resin Division of Georgia-Pacific Corporation. Mr. Marchese is a member of the board of directors of Nalco Holding Company, Quality Distribution Inc. and TPC Group Inc. and a member of the board of managers of Quality Distribution LLC.

Mr. Marchese’s extensive finance and operations experience, experience in the oversight of financial reporting and internal controls, experience as an officer and director of public companies, independence and his performance as one of our Board members make him a valuable member of our Board.

Mark A. Suwyn has served as a member of our Board since May 2005. Mr. Suwyn has served as the Chairman of NewPage Corporation and NewPage Holding Corporation from May 2005 to June 2010. Mr. Suwyn was the interim Chief Executive Officer of NewPage from January 2010 to February 2010, and was the Chief Executive Officer of NewPage from March 2006 until March 2009. Previously, he served as the Chairman and Chief Executive Officer of Louisiana-Pacific Corporation from 1996 to 2004. From 1992 to 1995, Mr. Suwyn served as Executive Vice President of International Paper Co. Mr. Suwyn has also served as Senior Vice President of E.I. du Pont de Nemours and Company. Mr. Suwyn served on the boards of United Rentals Inc. from 2004 to 2007 and Unocal Corporation from 2004 to 2005. Mr. Suwyn currently serves on the board of Ballard Power Systems Inc. and Contech Construction Products Inc. Mr. Suwyn has previously served as a senior member of the operations team of Cerberus and as an advisor to Cerberus. Cerberus is the indirect holder of a majority of the outstanding shares of our common stock.

Mr. Suwyn’s leadership, extensive managerial experience, management advisory expertise, experience as a director and officer of public companies, industry knowledge and experience, relationship with our largest stockholder and his performance as one of our Board members make him a valuable member of our Board.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Stockholders and other interested parties who wish to send communications, including recommendations for director nominees, to our Board or any individual director may do so by writing to the Board of Directors, in care of our secretary, at our principal executive offices, BlueLinx Holdings Inc., attn: Corporate Secretary, 4300 Wildwood Parkway, Atlanta, Georgia 30339. Your letter should indicate whether you are a stockholder. Depending on the subject matter, our Corporate Secretary will, as appropriate:

•	forward the communication to the director to whom it is addressed or, in the case of communications addressed to the Board of Directors generally, to the chairman;

•	attempt to handle the inquiry directly where it is a request for information about us; or

•	not forward the communication if it is primarily commercial in nature or if it relates to an improper topic.

Communications from interested parties that are complaints or concerns relating to financial and accounting methods, internal accounting controls or auditing matters should be sent to the chairman of the Audit Committee, following the procedures set forth above. Director nominations will be reviewed for compliance with the requirements identified under “Submission of Stockholder Proposals” on page 38 of this proxy statement and if they meet such requirements, will be promptly forwarded to the director or directors identified in the communication.

All communications will be summarized for our Board on a periodic basis and each letter will be made available to any director upon request.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth, as of April 4, 2011 (unless otherwise indicated in the footnotes), certain information with respect to our common stock owned beneficially by (1) each director or director nominee, (2) each named executive officer, (3) all executive officers and directors as a group, and (4) each person known by us to be a beneficial owner of more than 5% of our outstanding common stock. Unless otherwise noted, each of the persons listed has sole investment and voting power with respect to the shares of common stock included in the table. Beneficial ownership has been determined in accordance with Rule 13d-3 of the Exchange Act. Pursuant to the rules of the SEC, shares of our common stock that a beneficial owner has a right to acquire within 60 days pursuant to the exercise of stock options are deemed to be outstanding for the purpose of computing percentage ownership of such owner.

	Number of Shares	Percentage of Shares
Name of Beneficial Owner	Beneficially Owned	Outstanding(10)

Stephen Feinberg(1)(2)	18,100,000	54.49%
Stadium Capital Management, LLC(3)	1,960,687	5.90%
Howard S. Cohen(4)	1,650,000	4.97%
George R. Judd(5)	1,354,735	4.08%
Howard D. Goforth	461,375	1.39%
Dean A. Adelman(6)	395,303	1.19%
Richard S. Grant(7)	22,801	*
Richard B. Marchese(8)	12,801	*
Steven F. Mayer(9)	0	0
Charles H. McElrea	350,000	1.05%
Alan H. Schumacher	11,951	*
Mark A. Suwyn	0	0
Robert G. Warden(2)	0	0
M. Richard Warner	0	0
All executive officers and directors as a group (12 persons)	4,258,966	12.82%

*	Less than one percent.

(1)	Cerberus ABP Investor LLC is the record holder of 18,100,000 shares of our common stock. Mr. Feinberg exercises sole voting and investment authority over all of our securities owned by Cerberus ABP Investor LLC. Thus, pursuant to Rule 13d-3 under the Exchange Act, Mr. Feinberg is deemed to beneficially own 18,100,000 shares of our common stock.

(2)	The address for Messrs. Feinberg and Warden is c/o Cerberus Capital Management, L.P., 299 Park Avenue, New York, NY 10171.

(3)	Stadium Capital Management, LLC exercises shared voting and investment authority over 1,960,687 shares of our stock in conjunction with Alexander M. Seaver and Bradley R. Kent. In addition, Stadium Capital Partners, L.P., also exercises shared voting and investment authority over 1,700,618 of these shares of our stock. The address for Stadium Capital Management, LLC, Alexander M. Seaver, Bradley R. Kent and Stadium Capital Partners L.P. is 550 NW Franklin Avenue, Suite 478, Bend, Oregon 97701.

(4)	Mr. Cohen’s ownership includes options to purchase 750,000 shares of our common stock which are exercisable as of April 4, 2011, or that will become exercisable within 60 days of that date.

(5)	Mr. Judd’s ownership includes options to purchase 78,647 shares of our common stock which are exercisable as of April 4, 2011, or that will become exercisable within 60 days of that date.

(6)	Mr. Adelman’s ownership includes options to purchase 35,169 shares of our common stock which are exercisable as of April 4, 2011, or that will become exercisable within 60 days of that date.

(7)	Mr. Grant’s ownership includes options to purchase 10,000 shares of our common stock which are exercisable as of April 4, 2011, or that will become exercisable within 60 days of that date.

(8)	Mr. Marchese’s ownership includes options to purchase 10,000 shares of our common stock which are exercisable as of April 4, 2011, or that will become exercisable within 60 days of that date.

(9)	The address for Mr. Mayer is c/o Cerberus California, LLC, 11812 San Vicente Boulevard, Los Angeles, CA 90049.

(10)	The percentage ownership calculations are based on 33,215,906 shares of our stock outstanding on April 4, 2011.

SECTION 16 BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and officers, and beneficial owners of more than 10% of our equity securities, to file initial reports of ownership and reports of changes in ownership with the SEC. Based solely on our review of the copies of such reports received by us with respect to transactions during 2010, or written representations from certain reporting persons, we believe that our directors, officers and persons who own more than 10% of our equity securities have complied with all applicable filing requirements for 2010, except that one late Form 3 and one late Form 4 were filed late with respect to grants of restricted stock to Mr. Scott Phillips in connection with his appointment as principal accounting officer.

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee of our Board of Directors, referred to in this discussion as the Committee, is responsible for reviewing, establishing and approving the compensation of our named executive officers. Compensation paid to our Chief Executive Officer, Chief Financial Officer and the other named executive officers identified in the Summary Compensation Table is set forth under “Compensation of Executive Officers” below. The following discussion and analysis focuses on compensation to our named executive officers for 2010.

The Committee regularly consults with management regarding employee compensation matters. Mr. Judd’s compensation was adjusted on November 1, 2008 when he entered into an employment agreement with the Company to serve as our Chief Executive Officer. Our Board of Directors established a Search Committee in March 2008 to lead and coordinate the search for a permanent chief executive officer. The Search Committee included Messrs. Suwyn, Schumacher, Grant, and Cohen. The Search Committee engaged an executive search firm to assist in identifying qualified candidates for the chief executive officer role. The Search Committee members interviewed internal and external candidates for the role before ultimately recommending Mr. Judd for the position. The terms of his employment agreement were established based on a review of the compensation he was receiving in his capacity as our President and Chief Operating Officer, the compensation necessary to hire a qualified chief executive officer from outside of the Company, as well as our review of the market data for chief executive officer compensation at comparator companies which was provided to the Committee by its outside compensation consultant, Hewitt Associates, in its 2008 compensation benchmarking survey.

Our Chief Executive Officer makes compensation recommendations to the Committee for the other named executive officers. The Committee also considers market factors in making decisions about our compensation program. In this regard, in 2005, the Committee retained Hewitt Associates to advise it on executive compensation matters and to provide compensation recommendations as to our executive officers. The Committee and the Company periodically discuss compensation issues and solicit compensation advice and data from Hewitt. At the request of the Committee, Hewitt provided an updated compensation benchmarking study to the Company in October 2008. The following discussion and analysis, which was reviewed and approved by the Committee, analyzes the objectives and results for 2010 of our named executive officer compensation policies and procedures

Compensation Policies and Objectives

Our primary goal is to establish a compensation program that serves the long-term interests of the Company and our stockholders by aligning management’s interests with that of our stockholders through equity ownership and by promoting the attainment of certain individual and corporate goals. In addition, our compensation program is designed to attract and retain top quality executives with the qualifications necessary for the long-term financial success of the Company.

Our executive compensation program is based on the following principles:

•	Compensation decisions are driven by a pay-for-performance philosophy, which takes into account performance by both the Company and the individual;

•	Performance is determined with reference to pre-established goals, both with respect to the Company and the individual, which we believe enhances the individual executive’s performance;

•	Where possible, a significant component of total direct compensation should consist of variable compensation;

•	Total compensation opportunity should be comparable to the median ranges in the marketplace within which we compete; and

•	Increased compensation can be earned through an individual’s increased contribution to the Company.

Compensation programs in which our named executive officers participate are designed to be competitive with the compensation programs of companies with which we compete for executive talent in order to enhance our ability to attract and retain key executive leadership. In this regard, the Committee directed the Company to engage Hewitt Associates to perform a benchmark study of the Company’s compensation structure in 2008. In evaluating our compensation program, the Committee considered the level of compensation paid to executive officers in comparable executive positions within a comparator group consisting of eighteen distribution companies and two building products companies selected by BlueLinx with annual revenues between $645 million and $10.8 billion. The companies within the group were selected based on size, industry focus and organizational status and we believe as a group they represent the appropriate comparable labor market for executive talent. This group comprised the following companies: Amcon Distributing Company; Andersons Inc.; Applied Industrial Technologies Inc.; Beacon Roofing Supply Inc.; Building Materials Holding Corporation; Builders FirstSource Inc.; Fastenal Company; GATX Corp.; Genuine Parts Company; Huttig Building Products Inc.; Interline Brands Inc.; MSC Industrial Direct; Nash Finch Co.; RSC Holdings Inc.; Rush Enterprises Inc.; United Rentals Inc.; Universal Forest Products; Watsco Inc.; Wesco International Inc.; and WW Grainger Inc.

Hewitt’s comprehensive benchmarking study focused on a number of elements to compare the Company to companies within these comparator groups, including base salaries, target bonuses and actual bonuses paid, actual annual equity awards, total cash compensation, benefits and total compensation. The Company and the Committee reviewed information from these comparator companies and used the data as a reference point to assist them in establishing the compensation program for the Company, setting our executive officers’ compensation and benefits to be competitive with those of executive officers in similar positions at these comparator companies and to achieve a balance of incentives to help achieve our performance objectives. Although the Committee does not tie executive compensation to a single reference benchmark or target within the comparator group, the Committee generally considers the 50th and 75th percentiles of companies within the comparator group. The benchmarking study is used as a comparative tool in the Committee’s evaluation of the Company’s executive compensation in relation to companies believed to represent the appropriate comparable labor market for executive talent.

The Committee periodically consults with Hewitt on compensation issues and may periodically engage consultants in the future to advise on the ongoing competitiveness of our compensation programs as warranted.

In addition, the Committee periodically reviews and revises salary ranges and total compensation programs to develop compensation ranges that it believes will position us within the same range as market salaries for similar positions in our industry based on market information obtained from consultation with Hewitt, informal market surveys, various trade group publications and other publicly available information.

Elements of Compensation

Compensation for our named executive officers consists of four general components:

•	Base salary;

•	Annual performance-based cash awards;

•	Long-term equity incentive compensation; and

•	Other perquisite and benefit programs.

The appropriate mix and amount of compensation for each named executive officer varies based on the level of the executive’s responsibilities, as determined by the Committee in consultation with our Chief Executive Officer. The compensation structure for each of our named executive officers is largely established by his employment agreement. The Committee may increase any component of compensation provided by an employment agreement to any of our named executive officers. There is no established policy or formula for allocating any individual’s total compensation between cash and non-cash, or between short-term and long-term incentives. This approach is designed to provide the Company with flexibility to respond to marketplace and individual factors in attracting and retaining executive talent and encouraging performance.

The Committee typically reviews and adjusts base salaries and awards of cash bonuses and equity-based compensation on an annual basis. Our Chief Executive Officer presents recommendations and proposals on compensation, which are developed in consultation with our Chief Administrative Officer and other Company representatives, to the Committee, including recommended base salaries, recommended structure, target levels and payout levels for the annual cash bonus program under the Company’s short term incentive plan (“STIP”), and recommended equity awards to executive officers, and management’s rationale for its recommendations. The Committee considers these recommendations before determining compensation.

Base Salary

Base salaries represent a fixed portion of named executive officer compensation and vary by job responsibility. We provide base salary because it is standard in the marketplace and provides a stable part of compensation to encourage retention. Named executive officer salaries generally are reviewed and approved annually by the Committee. Additionally, periodic salary adjustments are considered upon a promotion, change in job responsibility or when otherwise necessary for equitable reasons. The Chief Executive Officer’s base salary was established in his employment agreement, and the Committee consults with the Chief Executive Officer regarding the salaries of the other named executive officers. The Committee then considers such matters and approves base salary as to the named executive officers. The Committee primarily considers the recommendations of the Chief Executive Officer, market data, a general review of the executive’s compensation (individually and relative to the other executives), and the individual performance of the executive.

As a result of the continued difficult economic environment and its impact on the Company’s results from operations, the Committee decided to freeze the named executive officers’ base salaries for 2010. However, as discussed in our 2009 Proxy Statement, the Committee recommended that Mr. Goforth’s base salary be increased to $375,000 beginning in January 2009. Mr. Goforth requested this recommended salary increase be deferred and his annual base salary remained unchanged during 2009. Beginning on January 1, 2010, Mr. Goforth’s annual base salary was adjusted to the $375,000 level previously recommended by the Committee in 2008.

Annual Bonuses

We utilize cash bonuses as an incentive to promote achievement of individual and Company performance goals. This component of compensation places more emphasis on our annual financial performance and the potential rewards associated with future performance of the Company and the individual executive. Annual bonuses are determined based on agreements with the individual executive as well as pursuant to the Company’s STIP. Cash incentives are designed to:

•	Support our strategic business objectives;

•	Promote the attainment of specific financial goals;

•	Reward achievement of specific performance objectives; and

•	Encourage teamwork.

Under the STIP, an annual bonus pool is established and funded based solely on performance as measured against established business and/or financial goals at different levels of the Company’s operating structure. The Committee establishes the bonus pool based on Company performance. In general, the bonus pool is allocated to each participant based on the participant’s “target bonus percentage” (a percentage of such participant’s current base salary) and the extent to which the Company and/or such participant’s operating group(s) meets the established business and/or financial goals. Each of the named executive officers is a participant in the STIP, and each of their annual bonuses are subject to adjustment by the Committee, in its discretion, based on the executive’s individual performance and contribution to the Company during the year. The threshold, target and maximum bonus percentages for 2010 for each of the named executive officers as a percentage of each executive’s base salary were as follows:

	Threshold	Target	Maximum

George R. Judd	50%	100%	200%
H. Douglas Goforth	32.5%	65%	130%
Dean A. Adelman	25%	50%	100%

In February 2010, the Committee approved the STIP goals for 2010, which provide for cash incentives upon the achievement of pre-established corporate goals. At such time, the Committee established the financial goals used in establishing bonus targets for 2010 under the STIP.

Generally, the Committee sets the target levels for financial performance metrics for the STIP in alignment with the Company’s strategic plan. In making the annual determination of the threshold, target and maximum levels, the Committee may consider specific circumstances facing the Company during the year. For 2010, 100% of a named executive officer’s potential STIP award was based on corporate earnings before interest, tax, depreciation and amortization (EBITDA) targets. This objective is measured separately against a threshold, target and maximum goal. For 2010, these goals were as follows:

	Threshold ($)	Target ($)	Maximum ($)
	(In millions)

EBITDA	0	4.5	12

We define EBITDA for these purposes as net earnings plus interest, taxes, depreciation and amortization, as adjusted for non-cash items and other items that are allowed at the discretion of the Committee. We define free cash flow as operating cash flow minus capital expenditures.

For purposes of STIP calculations, during fiscal 2010 the Company achieved EBITDA of ($11.9) million, which was below the threshold payout levels for the named executive officers. The Company determined that the Company’s EBITDA achievement primarily was due to a slower than anticipated sales pace caused by the continued low numbers of new housing starts during the year. Therefore, management made a recommendation to the Committee that it was not appropriate to compensate the named executive officers based on the Company’s EBITDA performance for fiscal 2010. The Committee agreed with management’s recommendation and the named executive officers were not awarded any bonus compensation under the Company’s STIP in connection with fiscal 2010. The table below illustrates how we calculate STIP payments and the fact no such payments were made to our named executive officers in connection with fiscal 2010.

				Portion of
				Target	Actual
				Payout	Payout
			Total	Related to	Related to	Actual
	Base		Target	EBITDA	EBITDA	Total
	Salary	Target	Payout	Goal (100%)	Goal (0%)	Payout
Officer	($)	Bonus %	($)	($)	($)	($)

George R. Judd	600,000	100	600,000	600,000	0	0
H. Douglas Goforth	375,000	65	243,750	243,750	0	0
Dean A. Adelman	315,000	50	157,500	157,500	0	0

For 2011, the Committee established the named executive officers’ STIP financial performance objective as based solely on EBITDA. Due to the continued weak outlook for the housing market, we believe it will be a challenge to achieve the target financial goal in 2011 for funding of the STIP at its target funding level. The maximum financial goals were designed to be difficult to achieve, and we believe they will be.

Long Term Equity Incentive Plan

The purpose of our Long Term Equity Incentive Plans, or LTIP, is to provide an incentive to our employees to work towards the achievement of our long term performance goals. A further purpose of the LTIP is to provide a means through which we may better attract able individuals to become employees of the Company by providing these individuals with stock ownership. We also consider the program a key retention tool. For all of these reasons, we believe this component of compensation further advances and aligns the interests of the Company and its stockholders. LTIP grants are made annually. On May 29, 2007, the Compensation Committee resolved to set the date on which annual LTIP grants would be made to executive officers and certain members of management as the second Tuesday of each fiscal year. The Committee has the discretion to make additional LTIP grants at any time during the year. Such grants generally will be in connection with new hires or promotions within the Company.

In making decisions regarding long-term equity incentive awards for named executive officers, the Committee reviews the comparable equity award data for similar positions in our industry, market data and data from our compensation consultant, and also considers other relevant factors.

On January 12, 2010, the Committee awarded a total of 652,737 shares of restricted stock to the Company’s executives, which included the following grants to the named executive officers: Mr. Judd (214,194 restricted shares); Mr. Goforth (124,946 restricted shares); and Mr. Adelman (107,097 restricted shares). The restricted stock awards vest three years from the date of the grant. The value of these awards was based on the market price of our common stock at the date of the grant. The Committee considered the total dollar value of each named executive officer’s award when approving each grant.

Further information on equity ownership can be found below in “Executive Compensation.”

Defined Contribution Plan

The Company historically provides retirement benefits to the named executive officers, including matching contributions, under the terms of its tax-qualified 401(k) defined contribution plan. In 2009, the Company suspended its matching contributions to the 401(k) plan for all employees until business conditions improve. This suspension continued in effect for 2010. The named executive officers participate in the plan on substantially the same terms as our other participating employees. We believe that these benefits are comparable to those provided by comparable companies. The Company does not maintain any defined benefit or supplemental retirement plans for its executive officers.

Perquisites and Other Personal Benefits

The Company provides the named executive officers with perquisites and other personal benefits that the Company believes are reasonable, competitive in the market and consistent with its overall compensation program to better enable the Company to attract and retain superior employees for key positions. The named executive officers generally are provided a car allowance, payment of certain club dues, life insurance and reimbursement for relocation expenses, if applicable. The Committee periodically reviews the levels of perquisites and other personal benefits provided to named executive officers.

Costs of the perquisites and personal benefits described above for the named executive officers for 2010 that meet the threshold established by SEC regulations are included in the Summary Compensation Table in this Annual Report on Form 10-K in the “All Other Compensation” column. See “Executive Compensation.”

Employment Agreements

We use employment agreements to attract and/or retain executive officers to BlueLinx. We primarily serve the housing and remodeling industries which are historically cyclical industries. Employment agreements enhance our ability to attract and retain top executive talent by providing some degree of certainty in light of these major cycles. The Committee, with assistance from our human resources department and legal counsel both inside and outside of the Company, establish and negotiate the terms of the employment agreements. The Committee believes multi-year employment agreements are necessary to secure executive talent for the long-term benefit of the Company and our stockholders. The Committee further believes that not utilizing employment agreements would put us at a competitive disadvantage to our peers in recruiting executives. Our employment agreements also include confidentiality, non-competition and non-solicitation provisions, all for the benefit of the Company. Consistent with our compensation philosophy, the employment agreements provide for a significant component of each executive’s annual compensation to be variable, as cash bonuses under our STIP are awarded based on Company performance against pre-established financial or operational goals. For example, no cash bonuses were paid to our named executive officers based on our fiscal 2010 financial performance. Additionally, the value of annual equity compensation is determined by our common stock price so our executives’ interests are aligned with those of our stockholders in this regard.

Amended and Restated Employment Agreement with Chief Executive Officer

On January 21, 2011, we entered into an Amended and Restated Employment Agreement with George R. Judd, our Chief Executive Officer. The Amended and Restated Employment Agreement expires on January 20, 2013, except that it will be renewed automatically for an additional one-year period unless ninety days prior written notice is given by either party in advance of the expiration date of any such extended term. The Amended and Restated Employment Agreement provides that Mr. Judd will receive a base salary at the rate of $600,000 per year. Mr. Judd shall also be eligible to receive an annual bonus pursuant to the terms of our annual bonus plan, with the annual bonus potential to be a target of 100% of his base salary up to a maximum of 200% of base salary, based upon satisfaction of performance goals and bonus criteria to be defined and approved by the Compensation Committee in advance for each fiscal year in accordance with the terms of the applicable bonus plan. In addition, the Amended and Restated Employment Agreement provides that Mr. Judd is eligible to participate in all benefit programs for which senior executives are generally eligible. The Committee reviewed the Hewitt Associates benchmark study and considered the level of compensation paid to chief executive officers within the comparator group of companies as a factor in establishing his compensation.

Under his Amended and Restated Employment Agreement, the Company may terminate Mr. Judd’s employment for cause or without cause. If Mr. Judd’s employment is terminated without cause or he resigns for good reason, the Amended and Restated Employment Agreement provides Mr. Judd with, among other things, payment equal to one time his annual base salary in effect immediately prior to the date of termination, plus one time the cash bonus amount equal to the target bonus amount Mr. Judd was eligible to receive for the fiscal year prior to the year of the termination of his employment. Such sum is payable in twelve equal monthly installments commencing on the earlier to occur of the first business day of the seventh month after the date of termination or Mr. Judd’s death. The Amended and Restated Employment Agreement also contains confidentiality provisions, as well as a covenant not to compete during the employment term and continuing for a period of one year following his date of termination in the event executive is terminated without cause, he voluntarily resigns or resigns for good reason, or the employment period ends. The Amended and Restated

Employment Agreement supercedes and replaces Mr. Judd’s Employment Agreement with the Company dated October 30, 2008.

Amended and Restated Employment Agreement with Chief Financial Officer

On January 21, 2011, we entered into an Amended and Restated Employment Agreement with H. Douglas Goforth, our Senior Vice President, Chief Financial Officer and Treasurer. The Amended and Restated Employment Agreement expires on January 20, 2013, except that it will be renewed automatically for an additional one-year period unless ninety days prior written notice is given by either party in advance of the expiration date of any such extended term. The Amended and Restated Employment Agreement provides that Mr. Goforth’s annual base salary shall be paid at the rate of $375,000 per year, prorated for the portion of any partial year during which he is employed by the Company. Mr. Goforth shall also be eligible to receive an annual bonus pursuant to the terms of the Company’s annual bonus plan, with the annual bonus potential to be a target of 65% of his base salary up to a maximum of 130% of base salary, based upon satisfaction of performance goals and bonus criteria to be defined and approved by the Compensation Committee in advance for each fiscal year in accordance with the terms of the bonus plan. In addition, the Amended and Restated Employment Agreement provides that Mr. Goforth is eligible to participate in all benefit programs for which senior executives are generally eligible.

Mr. Goforth also received 60,000 restricted shares of the Company’s common stock on February 18, 2008 as part of his incentive package to join the Company. The shares were issued pursuant to the Company’s 2004 Long Term Equity Incentive Plan. The shares vested effective as of February 18, 2011. The Compensation Committee reviewed the Hewitt Associates benchmark study and considered the level of compensation paid to executive officers in comparable executive positions to Mr. Goforth within the comparator group of companies to establish his compensation under the Amended and Restated Employment Agreement.

Under his Amended and Restated Employment Agreement, the Company may terminate Mr. Goforth’s employment for cause or without cause. If Mr. Goforth’s employment is terminated without cause or he resigns for good reason, the Agreement provides Mr. Goforth with, among other things, payment equal to one time his annual base salary in effect immediately prior to the date of termination, plus one time the cash bonus amount equal to the target bonus amount Mr. Goforth was eligible to receive for the fiscal year prior to the year of the termination of his employment. Such sum is payable in twelve equal monthly installments commencing on the earlier to occur of the first business day of the seventh month after the date of termination or Mr. Goforth’s death. The Employment Agreement also contains confidentiality provisions, as well as a covenant not to compete during the employment term and continuing for a period of one year following his date of termination. The Amended and Restated Employment Agreement supercedes and replaces Mr. Goforth’s Employment Agreement with the Company dated February 11, 2008.

Amended and Restated Employment Agreement with Chief Administrative Officer

On January 21, 2011, we entered into an Amended and Restated Employment Agreement with Dean A. Adelman, our Chief Administrative Officer. The Amended and Restated Employment Agreement expires on January 20, 2013, except that it will be renewed automatically for an additional one-year period unless ninety days prior written notice is given by either party in advance of the expiration date of any such extended term. Mr. Adelman’s annual base salary shall be paid at the rate of $315,000 per year. Mr. Adelman shall also be eligible to receive an annual bonus pursuant to the terms of our annual bonus plan, with the annual bonus potential to be a target of 50% of his base salary up to a maximum of 100% of base salary, based upon satisfaction of performance goals and bonus criteria to be defined and approved by the Compensation Committee in advance for each fiscal year in accordance with the terms of the applicable bonus plan. In addition, the Amended and Restated Employment Agreement provides that Mr. Adelman is eligible to participate in all benefit programs for which senior executives are generally eligible. The Compensation Committee reviewed the Hewitt Associates benchmark study and considered the level of compensation paid to executive officers in comparable executive positions to Mr. Adelman within the comparator group of companies to establish his compensation under the Amended and Restated Employment Agreement.

Under his Amended and Restated Employment Agreement, the Company may terminate Mr. Adelman’s employment for cause or without cause. If Mr. Adelman’s employment is terminated without cause or he resigns for good reason, the Amended and Restated Employment Agreement provides Mr. Adelman with, among other things, payment equal to one time his annual base salary in effect immediately prior to the date of termination, plus one time the cash bonus amount equal to the target bonus amount Mr. Adelman was eligible to receive for the fiscal year prior to the year of the termination of his employment, payable in twelve equal monthly installments commencing on the earlier to occur of the first business day of the seventh month after the date of termination or Mr. Adelman’s death. The Employment Agreement also contains confidentiality provisions, as well as a covenant not to compete during the employment term and continuing for a period of one year following his date of termination in the event executive is terminated without cause, he voluntarily resigns or resigns for good reason, or the employment period ends. The Amended and Restated Employment Agreement supercedes and replaces Mr. Adelman’s Employment Agreement with the Company dated June 4, 2009.

Risk Analysis of Compensation Program

The Compensation Committee has reviewed our compensation program to determine if the elements encourage excessive or unnecessary risk taking that reasonably could have a material adverse effect on the Company. There is no objective way to measure risk resulting from a company’s compensation program; therefore, such analysis is subjective in nature. After reviewing our compensation program, the Compensation Committee believes that the only elements that could incentivize risk taking are the annual cash incentives under the STIP and awards made under the LTIP with payouts dependent on the achievement of certain performance levels by the Company. Since base salaries are fixed, they do not encourage risk taking. The same is true of awards under the LTIP that include only time-based vesting. Based upon the value of each of these elements to the overall compensation mix and the relative value each has to the other, the Compensation Committee believes that the Company’s compensation program is appropriately balanced. The Compensation Committee believes that the mix of short- and long-term awards minimizes risks that may be taken, as any risks taken for short-term gains ultimately could jeopardize not only the Company’s ability to meet the long-term performance objectives, but also appreciation in the Company’s stock price. In addition, the Compensation Committee believes that the establishment of reasonable performance goals, the capping of payouts and the avoidance of any steep payout changes at the various payout levels of the performance-based STIP and LTIP compensation components further reduce any risk-taking incentive that may be associated with these compensation elements. As a result, the Compensation Committee does not believe that our compensation program incentivizes unreasonable risk taking.

Internal Revenue Code Section 162(m)

In making compensation decisions, the Compensation Committee also considers the potential impact of Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”). Section 162(m) disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for the Chief Executive Officer and the other executive officers, other than compensation that is performance-based under a plan that is approved by the stockholders of the Company and meets other technical requirements. However, the Committee reserves the right to provide for compensation to executive officers that may not be deductible if it believes such compensation is in the best interests of the Company and its stockholders.

COMPENSATION COMMITTEE REPORT

The Compensation Committee reviewed and discussed the “Compensation Discussion and Analysis” set forth above with management. Based on such review and discussions, the Compensation Committee recommended to the Board that such Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s 2010 Annual Report on Form 10-K.

Mark Suwyn, Chairman
Alan Schumacher
Richard Marchese

COMPENSATION OF EXECUTIVE OFFICERS

2010 SUMMARY COMPENSATION TABLE

The following table sets forth the cash and non-cash compensation for 2010, 2009 and 2008, awarded to or earned by our Chief Executive Officer, our Chief Financial Officer, and our Chief Administrative Officer during 2010. We refer to these individuals as our “named executive officers.”

						Non-Equity
				Stock	Stock	Incentive	All Other
		Salary	Bonus	Awards	Options	Plan Comp.	Comp.	Total
Name and Principal Position	Year	($)	($)	($)(1)	($)(1)	($)(2)	($)	($)

George R. Judd,	2010	600,000	0	631,872	0	0	16,089	1,247,961
President and Chief	2009	600,000	0	603,794	0	0	17,275	1,221,069
Executive Officer(4)	2008	473,077	0	661,140	0	546,172	29,630	1,710,019
H. Douglas Goforth,	2010	375,000	0	368,592	0	0	18,537	762,129
CFO & Treasurer(5)	2009	326,923	0	352,214	0	0	16,530	695,667
	2008	281,250	0	641,840	0	390,781	110,623	1,424,494
Dean A. Adelman,	2010	315,000	0	315,936	0	0	2,047	632,983
Chief Administrative	2009	315,000	0	301,897	0	0	3,030	619,927
Officer(6)	2008	233,034	82,871	176,141	0	247,129	14,808	753,983

(1)	The amounts in this column were calculated based on the grant date fair value of our common stock, in accordance with FASB ASC Topic 718. The value of performance based shares included in this column was calculated based on the probable outcome of the performance conditions as of the grant date of the performance shares. Stock and performance share awards generally vest in various increments over multi-year periods. As a result, this grant date fair value may not be indicative of the ultimate value the executive may receive under these grants.

The amounts in this column for 2008 include performance shares valued as follows: Mr. Judd, 2008: $347,609; Mr. Goforth 2008: $189,840; Mr. Adelman, 2008: $92,610. If the maximum performance metrics were achieved the same performance shares would be valued as follows: Mr. Judd, 2008: $521,414; Mr. Goforth 2008: $284,760; Mr. Adelman, 2008: $138,915.

The performance shares issued in 2008 vested on December 31, 2010 at 97% of the target number of performance shares issued.

(2)	For fiscal 2010, the Committee determined that the Company’s EBITDA achievement fell below the threshold payout levels for the named executive officers. Management made a recommendation to the Committee that it was not appropriate to compensate the named executive officers based on the Company’s EBITDA achievement for fiscal 2010. The Committee agreed with management’s recommendation and the named executive officers were not awarded any bonus compensation based on the Company’s financial performance in fiscal 2010. Any guaranteed bonuses or discretionary bonuses paid to a named executive officer are reflected separately in the column titled “Bonus.”

(3)	The amounts in this column were calculated based on the grant date fair value of stock options computed using the Black-Scholes model, in accordance with FASB ASC Topic 718. For additional information regarding the assumptions used in determining fair value using the Black Scholes pricing model, see Note 7, “Stock-Based Compensation,” to our audited consolidated financial statements.

(4)	Mr. Judd’s “All Other Compensation” for 2010 includes an auto allowance of $7,620; a club dues allowance of $6,000 and health benefits paid by the Company of $2,469.

(5)	Mr. Goforth’s “All Other Compensation” for 2010 includes an auto allowance of $7,500; a club dues allowance of $6,000 and health benefits paid by the Company of $5,037.

(6)	Mr. Adelman’s “All Other Compensation” for 2010 includes health benefits paid by the Company.

GRANTS OF PLAN-BASED AWARDS FOR 2010

The table below sets forth information regarding all grants of awards made to the named executive officers during 2010. For further information regarding the terms of certain of these grants pursuant to employment agreements with the named executive officers, see “Compensation Discussion and Analysis — Employment Agreements.”

											Grant Date
		Estimated Possible Payouts							All Other	Exercise or	Fair Value
		Under Non-Equity Incentive			Estimated Future Payouts Under			All Other	Option Awards	Base Price	of Stock
		Plan Awards(1)			Equity Incentive Plan Awards			Stock Awards	# of Shares	of Option	and Option
	Grant	Threshold	Target	Max	Threshold	Target	Max	# of	Underlying	Awards	Awards
Name	Date	($)	($)	($)	(#)	(#)	(#)	Shares(2)	Option	($/sh)	($)

George R. Judd	N/A	300,000	600,000	1,200,000	—	—	—		—	—	N/A
	1/12/10							214,194			631,872
Howard D. Goforth	N/A	121,875	243,750	487,500	—	—	—		—	—	N/A
	1/12/10							124,946			368,592
Dean A. Adelman	N/A	78,750	157,500	315,000	—	—	—		—	—	N/A
	1/12/10							107,097			315,936

(1)	These columns show the range of possible payouts which were targeted for 2010 performance under the Company’s STIP as described in the section titled “Annual Bonuses” in the Compensation Discussion and Analysis and are based on the named executive officer’s base salary for 2009. The Company recommended and the Committee agreed no bonuses would be paid to the named executive officers based on the Company’s financial results for 2010.

(2)	The restricted stock grants disclosed in the table were all issued pursuant to the Company’s 2004 or 2006 LTIP. Each of the restricted stock awards vest three years from the date of grant.

2010 OUTSTANDING EQUITY AWARDS AT YEAR END

The following table sets forth certain information with respect to unexercised stock options and unvested shares of restricted stock held on January 1, 2011 by each of our named executive officers.

	Option Awards				Stock Awards
Equity
							Equity	Incentive
							Incentive	Plan Awards:
							Plan Awards:	Market or
						Market	Number of	Payout Value
	Number of	Number of				Value of	Unearned	of Unearned
	Securities	Securities			Number of	Shares of	Shares, Units,	Shares, Units
	Underlying	Underlying			Shares of	Stock That	or Other	or Other
	Unexercised	Unexercised	Option	Option	Stock That	Have Not	Rights That	Rights That
	Options	Options	Exercise	Expiration	Have Not	Vested	Have Not	Have Not
Name	Exercisable	Unexercisable	Price ($)	Date	Vested	($)(1)	Vested (#)(3)	Vested ($)(1)

George R. Judd	62,918	15,729 (2)	14.01	6/5/16	574,894	2,104,112	—	—
Howard D. Goforth	0	0	—	—	349,736	1,280,034	—	—
Dean A. Adelman	14,000	0	10.29	11/9/15	258,592	946,447	—	—
	16,935	4,234 (2)	14.01	6/5/16

(1)	Computed based on the closing price of our common stock on January 1, 2011 of $3.66.

(2)	These options became fully vested on January 3, 2011.

(3)	The 2008 performance shares vested in December of 2010 at 97%. The performance shares granted to the named executive officers in March 2007 were forfeited at the end of fiscal 2009 because the Company did not achieve the required financial metrics. There are no unvested performance shares as of January 1, 2011.

OPTION EXERCISES AND STOCK VESTED

Stock Awards
	Number of Shares	Value Realized
	Acquired on Vesting	on Vesting

George R. Judd	—	—
H. Douglas Goforth	—	—
Dean A. Adelman	—	—

Payments upon Certain Events of Termination or Change-in-Control

As described above under “Employment Agreements,” certain of our named executive officers are entitled to receive payments in connection with the termination of their employment by the Company for certain reasons or in connection with a change in control of the Company. Additionally, our named executive officers hold equity awards issued pursuant to our 2004 LTIP and our 2006 LTIP. Options and restricted stock issued pursuant to these plans generally vest automatically upon a change in control of the Company.

The following table describes the estimated present value of unvested stock options and restricted stock awards that would have immediately vested in the event that the named executive officer’s employment was terminated by reason of death or disability on January 1, 2011 or if a change in control of the Company occurred on such date.

			Value of
	Value of	Value of	Performance
	Options(1)	Restricted Stock(1)	Shares(1)	Total(1)

George R. Judd	$—	$2,104,112	$—	$2,104,112
H. Douglas Goforth	$—	$1,280,034	$—	$1,280,034
Dean A. Adelman	$—	$946,447	$—	$946,447

(1)	Computed based on the closing price of our common stock on January 1, 2011 of $3.66.

In addition to accelerated vesting of outstanding equity awards, our named executive officers are entitled to receive certain other payments in connection with certain termination events. In the case of Messrs. Judd, Goforth and Adelman, any of the Company’s obligations to make cash payments following the termination of their respective employment is contingent upon the executive complying with the restrictive covenants contained in their respective employment agreements. These restrictive covenants prohibit, during periods defined in the agreements and subject to certain limited exceptions, (i) competing with the Company, (ii) employing or soliciting Company employees, (iii) interfering with Company relationships with its customers or vendors and (iv) disclosing or using in an unauthorized manner any of the Company’s confidential or proprietary information. These restrictive covenants generally limit the employee’s competitive activities for a period of one year following the later of the expiration or termination of employment under the employment agreement.

In the event that any of the named executive officers’ employment is terminated by the Company “for cause,” we are only obligated to pay the executive his salary and provide the executive with fringe benefits through the date of termination.

As described above under “Employment Agreements,” certain of our named executive officers are entitled to receive payments in connection with their termination by the Company. The following table describes the estimated present value of payments that would have been due to the named executive officers in the event that certain termination events described below had occurred on January 1, 2011. Such amounts would be payable pursuant to the terms of their agreements with the Company as described in the footnotes to the table as well as above under “Employment Agreements.” Such amounts would be the same for Messrs. Goforth and

Adelman under the Amended and Restated Employment Agreements described under “Employment Agreements” and the agreements the Amended and Restated Employment Agreements replaced.

		Continuing	Outplacement
	Salary and	Medical	Services
	Bonus	Coverage	Allowance

George R. Judd(1)	$600,000	$11,891	$25,000
H. Douglas Goforth(1)	$618,750	$18,853	$25,000
Dean A. Adelman(1)	$472,500	$18,498	$25,000

(1)	The named executive officer would be entitled to these payments only in the event his employment was terminated either by the Company without “cause” or by the named executive officer for “good reason” (as such terms are defined in each of the named executive officers’ respective employment agreements).

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about the shares of our common stock that may be issued upon the exercise of options and other awards under our existing equity compensation plans as of January 1, 2011. Our stockholder-approved equity compensation plans are the 2004 Equity Incentive Plan and the 2006 Long-Term Equity Incentive Plan. We do not have any non-stockholder approved equity compensation plans.

(c)
	(a)	(b)	Number of Securities
	Number of Securities	Weighted-Average	Remaining Available for
	to be Issued Upon	Exercise Price of	Future Issuance Under
	Exercise of	Outstanding	Equity Compensation Plans
	Outstanding Options,	Options, Warrants	(Excluding Securities
Plan Category	Warrants and Rights	and Rights	Reflected in Column (a))

Equity compensation plans approved by security holders	924,815	$6.31	1,227,666
Equity compensation plans not approved by security holders	—	n/a	—
Total	924,815	$6.31	1,227,666

DIRECTOR COMPENSATION FOR 2010

Shown below is information concerning the compensation for each member of the Board for 2010. Mr. Judd’s compensation is reported above in the 2010 Summary Compensation Table.

	Fees Earned
	or Paid
	in Cash	Total
Name	($)(1)	($)

Howard S. Cohen(6)	246,000	246,000
Richard S. Grant(2)	131,250	131,250
Richard B. Marchese(3)	158,750	158,750
Charles H. McElrea	58,750	58,750
Steven F. Mayer	—	—
Alan H. Schumacher(4)	155,000	155,000
Mark A. Suwyn(5)	83,750	83,750
Robert G. Warden	—	—
M. Richard Warner	—	—

(1)	Our directors who are not current employees of the Company, current employees or members of Cerberus’ operations team, or the Chairman of our Board, referred to as our outside directors, receive an annual director’s fee of $50,000. The Chairman of our Board receives and annual fee of $240,000 in consideration of the additional time and commitment attendant to the duties of the position of Chairman of the Board.

In addition, each outside director receives a fee of $1,250 for each directors’ meeting attended. Outside directors also receive a fee of $20,000 for serving as chairperson of a committee or $10,000 for being a member of a committee. Other than our Chairman of the Board, directors who are currently employed by the Company or Cerberus, or who are members of Cerberus’ operations team, do not receive additional consideration for serving as directors, except that all directors are entitled to reimbursement for travel and out-of-pocket expenses in connection with their attendance at board and committee meetings.

(2)	Mr. Grant serves as a member of the Audit Committee of the Board. As of January 1, 2011, Mr. Grant had fully vested options to purchase 10,000 shares of the Company’s common stock at the exercise price of $11.40 per share, which was the closing price of the stock on the New York Stock Exchange on the date preceding the grant.

(3)	Mr. Marchese serves as a member of the Audit Committee and the Compensation Committee of the Board. As of January 1, 2011, Mr. Marchese had fully vested options to purchase 10,000 shares of the Company’s common stock at the exercise price of $11.69 per share, which was the closing price of the stock on the New York Stock Exchange on the date preceding the grant.

(4)	Mr. Schumacher serves as the Chairman of the Audit Committee of the Board and as a member of the Compensation Committee of the Board of Directors.

(5)	Mr. Suwyn serves as Chairman of the Compensation Committee.

(6)	Mr. Cohen serves as non-executive Chairman of the Board. Mr. Cohen was granted options to purchase 750,000 shares of the Company’s common stock at the exercise price of $4.66 per share, which was the closing price of the stock on the New York Stock Exchange (“NYSE”) on the date of grant. Two-thirds of these options had vested as of January 1, 2011. Mr. Cohen was granted 166,667 restricted shares of the Company’s common stock at a fair value of $4.66 per share, which was the closing price of the stock on the NYSE on the date of grant. Mr. Cohen was granted 83,333 restricted shares of the Company’s common stock at a fair value of $5.25 per share, which was the closing price of the stock on the on the NYSE on the date of grant. Two-thirds of Mr. Cohen’s restricted shares had vested as of January 1, 2011.

Compensation Committee Interlocks and Insider Participation

Messrs. Marchese, Schumacher and Suwyn are the current members of the Compensation Committee. None of the current members of the Compensation Committee are current or former officers or employees of the Company. Mr. Suwyn was formerly an advisor to Cerberus.

AUDIT COMMITTEE REPORT

The Audit Committee is composed of independent directors as required by and in compliance with the listing standards of the NYSE. The Audit Committee operates under a written charter which is posted on the Company’s website at www.bluelinxco.com. The role of the Audit Committee is to assist the Board in its oversight of the integrity of the Company’s financial reporting process and compliance with legal and regulatory requirements. The Audit Committee reviews the Company’s financial reporting process on behalf of the Board. The Company’s management is responsible for the preparation, presentation, and integrity of the Company’s financial statements; accounting and financial reporting principles; establishing and maintaining disclosure controls and procedures and establishing and maintaining internal control over financial reporting. The independent registered public accounting firm is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with United States generally accepted accounting principles.

The Audit Committee held ten meetings during the year. The Audit Committee met with management periodically during the year to consider the adequacy of the Company’s internal controls and the objectivity of its financial reporting. The Audit Committee discussed these matters with the Company’s independent registered public accounting firm and with the appropriate financial personnel. The Audit Committee also met privately with the independent registered public accounting firm, which has unrestricted access to the Audit Committee. The Audit Committee of the Board of Directors has reviewed and discussed the Company’s audited financial statements as of and for the fiscal year ended January 1, 2011, with management and the Company’s independent registered public accounting firm. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed under auditing standards generally accepted in the United States, including those matters set forth in Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The independent registered public accounting firm has provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountants’ communications with the Audit Committee concerning independence, and the Audit Committee has also discussed with the independent registered public accounting firm its independence. The Audit Committee has concluded that the independent registered public accounting firm is independent from the Company and its management.

Based on the reports and discussions described above, the Audit Committee has recommended to the Board that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended January 1, 2011, for filing with the SEC.

Respectfully Submitted by:

The Audit Committee of the
Board of Directors:

Alan Schumacher, Chairman
Richard Grant
Richard Marchese

The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review and Approval or Ratification of Related Person Transactions

Our legal department and Corporate Secretary are primarily responsible for identifying and reviewing relationships and transactions in which the Company and our directors, executive officers, certain of our stockholders or their immediate family members are participants to determine whether any of these “related persons” had or will have a direct or indirect material interest. In order to identify potential related person transactions, our legal department annually prepares and distributes to all directors and executive officers a written questionnaire which includes questions intended to elicit information about any related person transactions. Information regarding transactions with related persons or any violation of policy, including transactions involving a potential conflict of interest in violation of our Code of Ethical Conduct, may be anonymously reported by employees through our Business Conduct and Ethics Hotline.

If a related person transaction is identified by the legal department as one which must be reported in our Annual Report on Form 10-K or our Proxy Statement, as applicable, pursuant to applicable SEC regulations, we present the transaction to the Audit Committee for its review and approval or ratification. In evaluating related person transactions, our Audit Committee members apply the same standards of good faith and fiduciary duty they apply to their general responsibilities as a committee of the Board and as individual directors. The Audit Committee may approve a related person transaction when, in its good faith judgment, the transaction is in the best interests of the Company.

Cerberus Capital Management, L.P., our equity sponsor, retains consultants that specialize in operations management and support and who provide Cerberus with consulting advice concerning portfolio companies in which funds and accounts managed by Cerberus or its affiliates have invested. From time to time, Cerberus makes the services of these consultants available to Cerberus portfolio companies. We believe that the terms of these consulting arrangements are favorable to us, or, alternatively, are materially consistent with those terms that would have been obtained by us in an arrangement with an unaffiliated third party. We have normal service, purchase and sales arrangements with other entities that are owned or controlled by Cerberus. We believe that these transactions are not material to our results of operations or financial position.

Other than the transactions discussed above, for the last fiscal year there has not been, nor is there currently proposed, any “transaction,” as defined by the SEC:

•	to which we are or will be a participant;

•	in which the amount involved exceeded or will exceed $120,000; and

•	in which any “related person,” as defined by the SEC, had or will have a direct or indirect material interest.

Non-Independent Directors

We believe that, as of the date of our Annual Meeting, six of the current members of our Board (five of the members after the size of the Board is reduced at the Annual Meeting) do not meet the independence standards promulgated under the listing standards of the NYSE. Five of the current members of our Board are either current or former employees of or advisors to Cerberus. Messrs. Mayer and Warden are currently employed by Cerberus and Messrs. Warner and Cohen are advisors to Cerberus. Mr. Suwyn was formerly an advisor to Cerberus. However, as noted elsewhere in this proxy statement, Mr. Suwyn has decided not to stand for reelection at the Annual Meeting.

CORPORATE GOVERNANCE GUIDELINES AND CODE OF ETHICS

Our corporate governance guidelines, as in effect from time to time, may be found on our website, www.bluelinxco.com. Our Board intends to review its corporate governance principles, committee charters and other aspects of governance as often as necessary to remain current in all aspects of corporate governance for similarly situated companies.

Our Board has adopted a policy to self-evaluate its performance on an annual basis.

Our code of conduct and ethics, applicable to all employees and officers as well as members of our Board, as in effect from time to time, may be found on our website, www.bluelinxco.com. Any amendment to or waiver of our code of conduct and ethics for any Board member, our Chief Executive Officer, our Chief Financial Officer as well as any other executive officer will be disclosed on our website, www.bluelinxco.com. Additionally, our corporate governance guidelines and code of conduct and ethics are available in print to any stockholder who requests them by writing to BlueLinx Holdings Inc., attn: Corporate Secretary, 4300 Wildwood Parkway, Atlanta, Georgia 30339.

Our code of conduct and ethics provides a procedure by which employees and others may directly or anonymously, through a secure toll-free phone number, inform our management and/or the Audit Committee of any alleged violation of our code of conduct and ethics, including any allegations of accounting fraud. Reporting employees are protected from retaliation and any other form of adverse action.

SUBMISSION OF STOCKHOLDER PROPOSALS

We currently expect to hold our 2012 annual meeting of stockholders in May 2012. There are two different deadlines for submitting stockholder proposals for the 2012 meeting. First, if you wish to have a proposal considered for inclusion in next year’s proxy statement, you must submit the proposal in writing so that we receive it by December 20, 2011. Proposals should be addressed to our principal executive offices, BlueLinx Holdings Inc., attn: Corporate Secretary, 4300 Wildwood Parkway, Atlanta, Georgia 30339. If you submit a proposal, it must comply with applicable laws, including Rule 14a-8 of the Exchange Act.

In addition, our bylaws provide that any stockholder wishing to nominate a candidate for director or to propose any other business at the 2012 annual meeting must give us timely written notice. This notice must comply with applicable laws and our bylaws. Copies of our bylaws are available to stockholders free of charge on request to our principal executive offices, BlueLinx Holdings Inc., attn: Corporate Secretary, 4300 Wildwood Parkway, Atlanta, Georgia 30339. To be timely, notice shall be delivered to our secretary before February 19, 2012, but no earlier than January 20, 2012; provided, that, in the event the date of the 2012 annual meeting is more than 30 days before or more than 70 days after the anniversary date of the 2011 annual meeting, notice by the stockholder must be delivered no earlier than 120 days before the 2012 annual meeting and no later than the later of 90 days before the 2012 annual meeting or 10 days following the day on which we make public announcement of the date of such meeting. The public announcement of an adjournment or postponement of an annual meeting of stockholders shall not commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

DELIVERY OF PROXY MATERIALS

To reduce the expenses of delivering duplicate proxy materials to stockholders, we are relying upon SEC rules that permit us to deliver only one proxy statement and annual report to multiple stockholders who share an address, unless we receive contrary instructions from any stockholder at that address. All stockholders sharing an address will continue to receive separate proxy cards based on their registered ownership of our common stock. Any stockholder sharing such an address who does not receive an individual proxy statement and annual report may write or call us as specified below and we will promptly send the materials to the stockholder at no cost. For future meetings, a stockholder may request separate copies of our proxy statement and annual report or request that we only send one set of these materials if the stockholder is receiving multiple copies, by writing to the Board of Directors, in care of our Corporate Secretary, BlueLinx Holdings Inc., 4300 Wildwood Parkway, Atlanta, Georgia 30339, or by telephoning the Company at 770-953-7000.

Appendix A

Amended and Restated
BlueLinx Holdings Inc. 2006
Long-Term Equity Incentive Plan
(Restated and conformed solely for purposes of presentation
in this Proxy Statement to reflect the proposed amendments
described in Proposal 3)

ARTICLE 1

ESTABLISHMENT, PURPOSE, AND DURATION

1.1  Establishment.  BlueLinx Holdings Inc., a Delaware corporation and its successors (hereinafter referred to as the “Company”), establishes an incentive compensation plan to be known as the BlueLinx Holdings Inc. 2006 Long-Term Equity Incentive Plan (hereinafter referred to as the “Plan”), as set forth in this document.

This Plan permits the grant of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Cash-Based Awards, and Other Stock-Based Awards.

This Plan shall become effective upon shareholder approval (the “Effective Date”) and shall remain in effect as provided in Section 1.3 hereof.

1.2  Purpose of this Plan.  The purpose of this Plan is to provide a means whereby Employees and Directors of the Company develop a sense of proprietorship and personal involvement in the development and financial success of the Company, and to encourage them to devote their best efforts to the business of the Company, thereby advancing the interests of the Company and its shareholders. A further purpose of this Plan is to provide a means through which the Company may attract able individuals to become Employees or serve as Directors of the Company and to provide a means whereby those individuals can acquire and maintain stock ownership, thereby strengthening their concern for the welfare of the Company.

1.3  Duration of this Plan.  Unless sooner terminated as provided herein, this Plan shall terminate ten (10) years from the Effective Date. After this Plan is terminated, no Awards may be granted but Awards previously granted shall remain outstanding in accordance with their applicable terms and conditions and this Plan’s terms and conditions. Notwithstanding the foregoing, no Incentive Stock Options may be granted more than ten (10) years after the earlier of: (a) adoption of this Plan by the Board, or (b) the Effective Date.

ARTICLE 2

DEFINITIONS

Whenever used in this Plan, the following terms shall have the meanings set forth below, and when the meaning is intended, the initial letter of the word shall be capitalized:

2.1 “Affiliate” shall mean any corporation or other entity (including, but not limited to, a partnership or a limited liability company) that is affiliated with the Company through stock or equity ownership or otherwise, and is designated as an Affiliate for purposes of this Plan by the Committee. For purposes of granting stock options or stock appreciation rights, an entity may not be considered an Affiliate if it results in noncompliance with Code Section 409A.

2.2 “Annual Award Limit” or “Annual Award Limits” have the meaning set forth in Section 4.3.

2.3 “Award” means, individually or collectively, a grant under this Plan of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Cash-Based Awards, or Other Stock-Based Awards, in each case subject to the terms of this Plan.

2.4 “Award Agreement” or “Agreement” means either: (i) a written agreement entered into by the Company and a Participant setting forth the terms and provisions applicable to an Award granted under this Plan, or (ii) a written statement issued by the Company to a Participant describing the terms and provisions of such Award, including any amendment or modification thereof. The Committee may provide for the use of electronic, Internet, or other nonpaper Award Agreements, and the use of electronic, Internet, or other nonpaper means for the acceptance thereof and actions thereunder by a Participant.

2.5 “Beneficial Owner” or “Beneficial Ownership” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

2.6 “Board” or “Board of Directors” means the Board of Directors of the Company.

2.7 “Cash-Based Award” means an Award, denominated in cash, granted to a Participant as described in Article 10.

2.8 “Cerberus” means Cerberus Capital Management, L.P., or any of its Affiliates.

2.9 “Change in Control” means any of the following events:

(a) The acquisition by any individual, entity, or group (a “Person”), including any “person” within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act, of beneficial ownership within the meaning of Rule 13d-3 promulgated under the Exchange Act, of twenty percent (20%) or more of either: (i) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”), or (ii) the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); excluding, however, the following: (A) any acquisition directly from the Company (excluding any acquisition resulting from the exercise of an exercise, conversion, or exchange privilege unless the security being so exercised, converted, or exchanged was acquired directly from the Company); (B) any acquisition by the Company; (C) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or (D) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii), and (iii) of subsection (c) of this Section 2.9; provided, however, that no Change in Control shall be deemed to occur if Cerberus continues to own a larger voting interest than any such Person.

(b) Individuals who, as of the Effective Date, constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of such Board; provided that any individual who becomes a director of the Company subsequent to the Effective Date whose election, or nomination for election by the Company’s stockholders, was approved by the vote of at least a majority of the directors then comprising the Incumbent Board shall be deemed a member of the Incumbent Board; and provided further, that any individual who was initially elected as a director of the Company as a result of an actual or threatened election contest, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act, or any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board shall not be deemed a member of the Incumbent Board;

(c) Consummation of a reorganization, merger, or consolidation of the Company or sale or other disposition of all or substantially all of the assets of the Company (a “Corporate Transaction”); excluding, however, a Corporate Transaction pursuant to which: (i) all or substantially all of the individuals or entities who are the beneficial owners, respectively, of the Outstanding Company Stock and the Outstanding Company Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than sixty percent (60%) of, respectively, the outstanding shares of common stock, and the combined voting power of the outstanding securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or indirectly) in substantially the same proportions relative to each other as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be; (ii) no Person (other than: the Company; any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; the corporation resulting from such Corporate Transaction; and any Person which beneficially owned, immediately prior to such Corporate Transaction, directly or indirectly, thirty percent (30%) or more of the Outstanding Company Common Stock or the Outstanding Company Voting Securities, as the case may be) will beneficially own, directly or indirectly, thirty percent (30%) or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding securities of such corporation entitled to vote generally in the election of directors; and

(iii) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction; or

(d) Approval by the stockholders of the Company of a plan of complete liquidation or dissolution of the Company.

2.10 “Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time. For purposes of this Plan, references to sections of the Code shall be deemed to include references to any applicable regulations thereunder and any successor or similar provision.

2.11 “Committee” means the Compensation Committee of the Board or a subcommittee thereof, or any other committee designated by the Board to administer this Plan. The members of the Committee shall be appointed from time to time by and shall serve at the discretion of the Board. If the Committee does not exist or cannot function for any reason, the Board may take any action under the Plan that would otherwise be the responsibility of the Committee.

2.12 “Company” means BlueLinx Holdings Inc., a Delaware corporation, and any successor thereto as provided in Article 20 herein.

2.13 “Covered Employee” means any key Employee who is or may become a “Covered Employee,” as defined in Code Section 162(m), and who is designated by the Committee as a “Covered Employee” under this Plan for such applicable Performance Period.

2.14 “Director” means any individual who is a member of the Board of Directors of the Company.

2.15 “Effective Date” means May 12, 2006.

2.16 “Employee” means any individual designated as an employee of the Company, its Affiliates, and/or its Subsidiaries on the payroll records thereof. 2.17 “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

2.17 “Fair Market Value” or “FMV” means a price that is based on the opening, closing, actual, high, low, or average selling prices of a Share reported on the New York Stock Exchange or other established stock exchange (or exchanges) on the applicable date, the preceding trading day, the next succeeding trading day, or an average of trading days, as determined by the Committee in its discretion. Unless the Committee determines otherwise as provided in the Award Agreement, Fair Market Value shall be deemed to be equal to the closing price of a Share on the most recent date on which Shares were publicly traded. In the event Shares are not publicly traded at the time a determination of their value is required to be made hereunder, the determination of their Fair Market Value shall be made by the Committee in such manner as it deems appropriate, provided that in the case of stock options and stock appreciation rights, such determination shall be made in compliance with Code Section 409A. Such definition(s) of FMV shall be specified in each Award Agreement and may differ depending on whether FMV is in reference to the grant, exercise, vesting, settlement, or payout of an Award.

2.18 “Full-Value Award” means an Award other than an Award in the form of an ISO, NQSO, or SAR, and which is settled by the issuance of Shares.

2.19 “Grant Price” means the price established at the time of grant of an SAR pursuant to Article 7, used to determine whether there is any payment due upon exercise of the SAR.

2.20 “Incentive Stock Option” or “ISO” means an Option to purchase Shares granted under Article 6 to an Employee that is designated as an Incentive Stock Option and that is intended to meet the requirements of Code Section 422, or any successor provision.

2.21 “Insider” shall mean an individual who is, on the relevant date, an officer or Director of the Company, or a more than ten percent (10%) Beneficial Owner of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, as determined by the Board in accordance with Section 16 of the Exchange Act.

2.22 “Key Employee” means an Employee who owns more than 10% of the total combined voting power of all classes of stock of the Company, determined at the time an Option is proposed to be granted.

2.23 “Nonemployee Director” means a Director who is not an Employee.

2.24 “Nonemployee Director Award” means any NQSO, SAR, or Full-Value Award granted, whether singly, in combination, or in tandem, to a Participant who is a Nonemployee Director pursuant to such applicable terms, conditions, and limitations as the Board or Committee may establish in accordance with this Plan.

2.25 “Nonqualified Stock Option” or “NQSO” means an Option that is not intended to meet the requirements of Code Section 422, or that otherwise does not meet such requirements.

2.26 “Option” means an Incentive Stock Option or a Nonqualified Stock Option, as described in Article 6.

2.27 “Option Price” means the price at which a Share may be purchased by a Participant pursuant to an Option.

2.28 “Other Stock-Based Award” means an equity-based or equity-related Award not otherwise described by the terms of this Plan, granted pursuant to Article 10.

2.29 “Participant” means any eligible individual as set forth in Article 5 to whom an Award is granted.

2.30 “Performance-Based Compensation” means compensation under an Award that is intended to satisfy the requirements of Code Section 162(m) for certain performance-based compensation paid to Covered Employees. Notwithstanding the foregoing, nothing in this Plan shall be construed to mean that an Award which does not satisfy the requirements for performance-based compensation under Code Section 162(m) does not constitute performance-based compensation for other purposes, including Code Section 409A.

2.31 “Performance Measures” means measures as described in Article 12 on which the performance goals are based and which are approved by the Company’s shareholders pursuant to this Plan in order to qualify Awards as Performance-Based Compensation.

2.32 “Performance Period” means the period of time during which the performance goals must be met in order to determine the degree of payout and/or vesting with respect to an Award.

2.33 “Performance Share” means an Award under Article 9 herein and subject to the terms of this Plan, denominated in Shares, the value of which at the time it is payable is determined as a function of the extent to which corresponding performance criteria have been achieved.

2.34 “Performance Unit” means an Award under Article 9 herein and subject to the terms of this Plan, denominated in units, the value of which at the time it is payable is determined as a function of the extent to which corresponding performance criteria have been achieved.

2.35 “Period of Restriction” means the period during which Restricted Stock or Restricted Stock Units are subject to a substantial risk of forfeiture (based on the passage of time, the achievement of performance goals, or upon the occurrence of other events as determined by the Committee, in its discretion), as provided in Article 8.

2.36 “Plan” means the BlueLinx Holdings, Inc. 2006 Long-Term Incentive Plan.

2.37 “Plan Year” means the calendar year.

2.38 “Restricted Stock” means an Award granted to a Participant pursuant to Article 8.

2.39 “Restricted Stock Unit” means an Award granted to a Participant pursuant to Article 8 under which no Shares are actually awarded to the Participant on the date of grant.

2.40 “Share” means a share of common stock of the Company, no par value per share.

2.41 “Stock Appreciation Right” or “SAR” means an Award, designated as an SAR, pursuant to the terms of Article 7 herein.

2.42 “Subsidiary” means any corporation or other entity, whether domestic or foreign, in which the Company has or obtains, directly or indirectly, a proprietary interest of more than fifty percent (50%) by reason of stock ownership or otherwise.

ARTICLE 3

ADMINISTRATION

3.1  General.  The Committee shall be responsible for administering this Plan, subject to this Article 3 and the other provisions of this Plan. The Committee may employ attorneys, consultants, accountants, agents, and other individuals, any of whom may be an Employee, and the Committee, the Company, and its officers and Directors shall be entitled to rely upon the advice, opinions, or valuations of any such individuals. All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Participants, the Company, and all other interested individuals.

3.2  Authority of the Committee.  The Committee shall have full and exclusive discretionary power to interpret the terms and the intent of this Plan and any Award Agreement or other agreement or document ancillary to or in connection with this Plan, to determine eligibility for Awards and to adopt such rules, regulations, forms, instruments, and guidelines for administering this Plan as the Committee may deem necessary or proper. Such authority shall include, but not be limited to, selecting Award recipients, establishing all Award terms and conditions, including the terms and conditions set forth in Award Agreements, granting Awards as an alternative to or as the form of payment for grants or rights earned or due under compensation plans or arrangements of the Company, construing any ambiguous provision of the Plan or any Award Agreement, and, subject to Article 18, adopting modifications and amendments to this Plan or any Award Agreement, including without limitation, any that are necessary to comply with the laws of the countries and other jurisdictions in which the Company, its Affiliates, and/or its Subsidiaries operate.

3.3  Delegation.  The Committee may delegate to one or more of its members or to one or more officers of the Company and/or its Subsidiaries and Affiliates, or to one or more agents or advisors such administrative duties or powers as it may deem advisable, and the Committee or any individuals to whom it has delegated duties or powers as aforesaid may employ one or more individuals to render advice with respect to any responsibility the Committee or such individuals may have under this Plan. The Committee may, by resolution, authorize one or more officers of the Company to do one or both of the following on the same basis as can the Committee: (a) designate Employees to be recipients of Awards; or (b) determine the size of any such Awards; provided, however, (i) the Committee shall not delegate such responsibilities to any such officer for Awards granted to an Employee who is considered an Insider; (ii) the resolution providing such authorization sets forth the total number of Awards such officer(s) may grant; and (iii) the officer(s) shall report periodically to the Committee regarding the nature and scope of the Awards granted pursuant to the authority delegated.

ARTICLE 4

SHARES SUBJECT TO THIS PLAN AND MAXIMUM AWARDS

4.1  Number of Shares Available for Awards.

(a) Subject to adjustment as provided in Section 4.4, the maximum number of Shares available for grant to Participants under the Plan shall be increased by two million (2,000,000) Shares to equal five million two hundred thousand (5,200,000) newly issued Shares authorized for issuance under the Plan (the “Share Authorization”).

(b) The maximum number of Shares of the Share Authorization that may be issued pursuant to ISOs under this Plan shall be one million (1,000,000) Shares.

4.2  Share Usage.  Shares covered by an Award shall be counted as used as of the date of grant. Any Shares related to Awards under this Plan which terminate by expiration, forfeiture, cancellation, or otherwise without the issuance of such Shares, are settled in cash in lieu of Shares, or are exchanged with the Committee’s permission, prior to the issuance of Shares, for Awards not involving Shares, shall be available again for grant under withholding requirements with respect to any Award granted under this Plan are satisfied by tendering Shares to the Company (by either actual delivery or by attestation), such tendered Shares shall again be available for grant under this Plan. Furthermore, if an SAR is exercised and settled in Shares, the difference between the total Shares exercised and the net Shares delivered shall again be available for grant under this Plan, with the result being that only the number of Shares issued upon exercise of an SAR are counted against the Shares available. The Shares available for issuance under this Plan may be authorized and unissued Shares or treasury Shares.

4.3  Annual Award Limits.  Unless and until the Committee determines that an Award to a Covered Employee shall not be designed to qualify as Performance-Based Compensation, the following limits (each an “Annual Award Limit” and, collectively, “Annual Award Limits”) shall apply to grants of such Awards under this Plan:

(a) Options:  The maximum aggregate number of Shares subject to Options granted in any one Plan Year to any one Participant shall be one million (1,000,000).

(b) SARs:  The maximum number of Shares subject to Stock Appreciation Rights granted in any one Plan Year to any one Participant shall be one million (1,000,000).

(c) Restricted Stock or Restricted Stock Units:  The maximum aggregate grant with respect to Awards of Restricted Stock or Restricted Stock Units in any one Plan Year to any one Participant shall be five hundred thousand (500,000) Shares.

(d) Performance Units or Performance Shares:  The maximum aggregate Award of Performance Units or Performance Shares that a Participant may receive in any one Plan Year shall be five hundred thousand (500,000) shares, or equal to the value of five hundred thousand (500,000) Shares determined as of the date of vesting or payout, as applicable.

(e) Cash-Based Awards and Other Stock-Based Awards:  The maximum aggregate amount awarded or credited with respect to Cash-Based or Other Stock-Based Awards to any one Participant in any one Plan Year may not exceed the value of seven million five hundred thousand dollars ($7,500,000) or five hundred thousand (500,000) Shares determined as of the date of vesting or payout, as applicable.

4.4  Adjustments in Authorized Shares.  In the event of any corporate event or transaction (including, but not limited to, a change in the Shares of the Company or the capitalization of the Company) such as a merger, consolidation, reorganization, recapitalization, separation, partial or complete liquidation, stock dividend, stock split, reverse stock split, split up, spin-off, or other distribution of stock or property of the Company, combination of Shares, exchange of Shares, dividend in-kind, or other like change in capital structure, the Committee, in its sole discretion, in order to prevent dilution or enlargement of Participants’ rights under this Plan, shall substitute or adjust, as applicable, the number and kind of Shares that may be issued under this Plan or under particular forms of Awards, the number and kind of Shares subject to outstanding Awards, the Option Price or Grant Price applicable to outstanding Awards, the Annual Award Limits, and other value determinations applicable to outstanding Awards.

The Committee, in its sole discretion, may also make appropriate adjustments in the terms of any Awards under this Plan to reflect or related to such changes or distributions and to modify any other terms of outstanding Awards, including modifications of performance goals and changes in the length of Performance Periods. Notwithstanding anything herein to the contrary, following a Change in Control the Committee may not take any such action as described in this Section 4.4 if such action would result in a violation of the requirements of Code Section 409A. The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on Participants under this Plan.

Subject to the provisions of Article 18 and notwithstanding anything else herein to the contrary, without affecting the number of Shares reserved or available hereunder, the Committee may authorize the issuance or assumption of benefits under this Plan in connection with any merger, consolidation, acquisition of property or stock, or reorganization upon such terms and conditions as it may deem appropriate, subject to compliance with the rules under Code Sections 409A, 422, and 424, as and where applicable.

ARTICLE 5

ELIGIBILITY AND PARTICIPATION

5.1  Eligibility.  Individuals eligible to participate in this Plan include all Employees and Directors.

5.2  Actual Participation.  Subject to the provisions of this Plan, the Committee may, from time to time, select from all eligible individuals, those individuals to whom Awards shall be granted and shall determine, in its sole discretion, the nature of any and all terms permissible by law, and the amount of each Award.

ARTICLE 6

STOCK OPTIONS

6.1  Grant of Options.  Subject to the terms and provisions of this Plan, Options may be granted to Participants in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee, in its sole discretion, provided that ISOs may be granted only to eligible Employees of the Company or of any parent or subsidiary corporation (as permitted under Code Sections 422 and 424). However, an Employee who is employed by an Affiliate and/or Subsidiary may only be granted Options to the extent the Affiliate and/or Subsidiary is part of: (i) the Company’s controlled group of corporations, or (ii) a trade or business under common control, as of the date of grant as determined within the meaning of Code Section 414(b) or 414(c), and substituting for this purpose ownership of at least fifty percent (50%) of the Affiliate and/or Subsidiary to determine the members of the controlled group of corporations and the entities under common control.

6.2  Award Agreement.  Each Option grant shall be evidenced by an Award Agreement that shall specify the Option Price, the maximum duration of the Option, the number of Shares to which the Option pertains, the conditions upon which an Option shall become vested and exercisable, and such other provisions as the Committee shall determine which are not inconsistent with the terms of this Plan. The Award Agreement also shall specify whether the Option is intended to be an ISO or an NQSO.

6.3  Option Price.  The Option Price for each grant of an Option under this Plan shall be determined by the Committee in its sole discretion and shall be specified in the Award Agreement; provided, however, that the Option Price must be at least equal to one hundred percent (100%) of the FMV of the Shares as determined on the date of grant; provided, further, that the Option Price for any ISO granted to a Key Employee shall equal one hundred and ten percent (110%) of the FMV of the Shares determined on the date of grant.

6.4  Term of Options.  Each Option granted to a Participant shall expire at such time as the Committee shall determine at the time of grant; provided, however, no Option shall be exercisable later than the tenth (10th) anniversary of the date of grant; provided that no ISO granted to a Key Employee shall be exercisable later than the fifth (5th) anniversary of the date of grant. Notwithstanding the foregoing, for Nonqualified Stock Options granted to Participants outside the United States, the Committee has the authority to grant Nonqualified Stock Options that have a term greater than ten (10) years.

6.5  Exercise of Options.  Options granted under this Article 6 shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which conditions and restrictions need not be the same for each grant or for each Participant.

6.6  Limitation on Amount of Incentive Stock Options Granted.  Options shall be treated as Incentive Stock Options only to the extent that the aggregate Fair Market Value of stock with respect to which Incentive

Stock Options are exercisable for the first time by any option holder during any calendar year (whether under the terms of the Plan or any other stock option plan of the Company or of its parent or any subsidiary corporation) is $100,000 or less. To the extent that such aggregate Fair Market Value exceeds $100,000, the Options shall be treated as Nonqualified Stock Options. Fair Market Value shall be determined as of the time the Option with respect to such stock is granted.

6.7  Payment.  Options granted under this Article 6 shall be exercised by the delivery of a notice of exercise to the Company or an agent designated by the Company in a form specified or accepted by the Committee, or by complying with any alternative procedures which may be authorized by the Committee, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares.

A condition of the issuance of the Shares as to which an Option shall be exercised shall be the payment of the Option Price. The Option Price of any Option shall be payable to the Company in full either: (a) in cash or its equivalent; (b) by tendering (either by actual delivery or attestation) previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the Option Price (provided that except as otherwise determined by the Committee, the Shares that are tendered must have been held by the Participant for at least six (6) months (or such other period, if any, as the Committee may permit) prior to their tender to satisfy the Option Price if acquired under this Plan or any other compensation plan maintained by the Company or have been purchased on the open market); (c) by a cashless (broker-assisted) exercise; (d) by a combination of (a), (b), and/or (c); or (e) any other method approved or accepted by the Committee in its sole discretion. Subject to any governing rules or regulations, as soon as practicable after receipt of written notification of exercise and full payment (including satisfaction of any applicable tax withholding), the Company shall deliver to the Participant evidence of book entry Shares, or upon the Participant’s request, Share certificates in an appropriate amount based upon the number of Shares purchased under the Option(s).

Unless otherwise determined by the Committee, all payments under all of the methods indicated above shall be paid in U.S. dollars.

6.8  Restrictions on Share Transferability.  The Committee may impose such restrictions on any Shares acquired pursuant to the exercise of an Option granted under this Article 6 as it may deem advisable, including, without limitation, minimum holding period requirements or restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, or under any blue sky or state securities laws applicable to such Shares.

6.9  Termination of Employment.  Each Participant’s Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the Option following termination of the Participant’s employment or provision of services to the Company, its Affiliates, and/or its Subsidiaries, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Options issued pursuant to this Article 6, and may reflect distinctions based on the reasons for termination.

6.10  Notification of Disqualifying Disposition.  If any Participant shall make any disposition of Shares issued pursuant to the exercise of an ISO under the circumstances described in Code Section 421(b) (relating to certain disqualifying dispositions), such Participant shall notify the Company of such disposition within ten (10) days thereof.

6.11  No Other Feature of Deferral.  No Option granted pursuant to this Plan shall provide for any feature for the deferral of compensation other than the deferral of recognition of income until the later of the exercise or disposition of the Option, or the time the stock acquired pursuant to the exercise of the Option first becomes substantially vested.

ARTICLE 7

STOCK APPRECIATION RIGHTS

7.1  Grant of SARs.  Subject to the terms and conditions of this Plan, SARs may be granted to Participants at any time and from time to time as shall be determined by the Committee. However, an Employee who is employed by an Affiliate and/or Subsidiary may only be granted SARs to the extent the Affiliate and/or Subsidiary is: (i) part of the Company’s controlled group of corporations, or (ii) a trade or business under common control, as of the date of grant as determined within the meaning of Code Section 414(b) or 414(c) and substituting for this purpose ownership of at least fifty percent (50%) of the Affiliate and/or Subsidiary to determine the members of the controlled group of corporations and the entities under common control.

Subject to the terms and conditions of this Plan, the Committee shall have complete discretion in determining the number of SARs granted to each Participant and, consistent with the provisions of this Plan, in determining the terms and conditions pertaining to such SARs.

The Grant Price for each grant of an SAR shall be determined by the Committee and shall be specified in the Award Agreement; provided, however, that the Grant Price on the date of grant must be at least equal to one hundred percent (100%) of the FMV of the Shares as determined on the date of grant.

7.2  SAR Agreement.  Each SAR Award shall be evidenced by an Award Agreement that shall specify the Grant Price, the term of the SAR, and such other provisions as the Committee shall determine.

(a) Term of SAR.  The term of an SAR granted under this Plan shall be determined by the Committee, in its sole discretion, and except as determined otherwise by the Committee and specified in the SAR Award Agreement, no SAR shall be exercisable later than the tenth (10th) anniversary date of its grant. Notwithstanding the foregoing, for SARs granted to Participants outside the United States, the Committee has the authority to grant SARs that have a term greater than ten (10) years.

(b) Exercise of SARs.  SARs may be exercised upon whatever terms and conditions the Committee, in its sole discretion, imposes.

7.3  Settlement of SARs.  Upon the exercise of an SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:

(a) The excess of the Fair Market Value of a Share on the date of exercise over the Grant Price; by

(b) The number of Shares with respect to which the SAR is exercised. At the discretion of the Committee, the payment upon SAR exercise may be in cash, Shares, or any combination thereof, or in any other manner approved by the Committee in its sole discretion. The Committee’s determination regarding the form of SAR payout shall be set forth in the Award Agreement pertaining to the grant of the SAR.

7.4  Termination of Employment.  Each Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the SAR following termination of the Participant’s employment with or provision of services to the Company, its Affiliates, and/or its Subsidiaries, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with Participants, need not be uniform among all SARs issued pursuant to this Plan, and may reflect distinctions based on the reasons for termination.

7.5  Other Restrictions.  The Committee shall impose such other conditions and/or restrictions on any Shares received upon exercise of an SAR granted pursuant to this Plan as it may deem advisable or desirable. These restrictions may include, but shall not be limited to, a requirement that the Participant hold the Shares received upon exercise of an SAR for a specified period of time.

7.6  No Other Feature of Deferral.  No SAR granted pursuant to this Plan shall provide for any feature for the deferral of compensation other than the deferral of recognition of income until the exercise of the SAR.

ARTICLE 8

RESTRICTED STOCK AND RESTRICTED STOCK UNITS

8.1  Grant of Restricted Stock or Restricted Stock Units.  Subject to the terms and provisions of this Plan, the Committee, at any time and from time to time, may grant Shares of Restricted Stock and/or Restricted Stock Units to Participants in such amounts as the Committee shall determine. Restricted Stock Units shall be similar to Restricted Stock except that no Shares are actually awarded to the Participant on the date of grant.

8.2  Restricted Stock or Restricted Stock Unit Agreement.  Each Restricted Stock and/or Restricted Stock Unit grant shall be evidenced by an Award Agreement that shall specify the Period(s) of Restriction, the number of Shares of Restricted Stock or the number of Restricted Stock Units granted, and such other provisions as the Committee shall determine.

8.3  Other Restrictions.  The Committee shall impose such other conditions and/or restrictions on any Shares of Restricted Stock or Restricted Stock Units granted pursuant to this Plan as it may deem advisable including, without limitation, a requirement that Participants pay a stipulated purchase price for each Share of Restricted Stock or each Restricted Stock Unit, restrictions based upon the achievement of specific performance goals, time-based restrictions on vesting following the attainment of the performance goals, time-based restrictions and/or restrictions under applicable laws or under the requirements of any stock exchange or market upon which such Shares are listed or traded, or holding requirements or sale restrictions placed on the Shares by the Company upon vesting of such Restricted Stock or Restricted Stock Units. To the extent deemed appropriate by the Committee, the Company may retain the certificates representing Shares of Restricted Stock in the Company’s possession until such time as all conditions and/or restrictions applicable to such Shares have been satisfied or lapse.

Except as otherwise provided in this Article 8, Shares of Restricted Stock covered by each Restricted Stock Award shall become freely transferable by the Participant after all conditions and restrictions applicable to such Shares have been satisfied or lapse (including satisfaction of any applicable tax withholding obligations), and Restricted Stock Units shall be paid in cash, Shares, or a combination of cash and Shares as the Committee, in its sole discretion shall determine.

8.4  Certificate Legend.  In addition to any legends placed on certificates pursuant to Section 8.3 or Section 21.2, each certificate representing Shares of Restricted Stock granted pursuant to this Plan may bear a legend such as the following or as otherwise determined by the Committee in its sole discretion: The sale or transfer of Shares of stock represented by this certificate, whether voluntary, involuntary, or by operation of law, is subject to certain restrictions on transfer as set forth in the BlueLinx Holdings Inc. 2006 Long-Term Equity Incentive Plan, and in the associated Award Agreement. A copy of this plan and such Award Agreement may be obtained from BlueLinx Holdings Inc.

8.5  Voting Rights.  Unless otherwise determined by the Committee and set forth in a Participant’s Award Agreement, to the extent permitted or required by law, as determined by the Committee, Participants holding Shares of Restricted Stock granted hereunder may be granted the right to exercise full voting rights with respect to those Shares during the Period of Restriction. A Participant shall have no voting rights with respect to any Restricted Stock Units granted hereunder.

8.6  Termination of Employment.  Each Award Agreement shall set forth the extent to which the Participant shall have the right to retain Restricted Stock and/or Restricted Stock Units following termination of the Participant’s employment with or provision of services to the Company, its Affiliates, and/or its Subsidiaries, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Shares of Restricted Stock or Restricted Stock Units issued pursuant to this Plan, and may reflect distinctions based on the reasons for termination.

8.7  Section 83(b) Election.  The Committee may provide in an Award Agreement that the Award of Restricted Stock is conditioned upon the Participant making or refraining from making an election with respect to the Award under Code Section 83(b). If a Participant makes an election pursuant to Code Section 83(b) concerning a Restricted Stock Award, the Participant shall be required to file promptly a copy of such election with the Company.

ARTICLE 9

PERFORMANCE UNITS/PERFORMANCE SHARES

9.1  Grant of Performance Units/Performance Shares.  Subject to the terms and provisions of this Plan, the Committee, at any time and from time to time, may grant Performance Units and/or Performance Shares to Participants in such amounts and upon such terms as the Committee shall determine.

9.2  Value of Performance Units/Performance Shares.  Each Performance Unit shall have an initial value that is established by the Committee at the time of grant. Each Performance Share shall have an initial value equal to the Fair Market Value of a Share on the date of grant. The Committee shall set performance goals in its discretion which, depending on the extent to which they are met, will determine the value and/or number of Performance Units/Performance Shares that will be paid out to the Participant.

9.3  Earning of Performance Units/Performance Shares.  Subject to the terms of this Plan, after the applicable Performance Period has ended, the holder of Performance Units/Performance Shares shall be entitled to receive payout on the value and number of Performance Units/Performance Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance goals have been achieved.

9.4  Form and Timing of Payment of Performance Units/Performance Shares.  Payment of earned Performance Units/Performance Shares shall be as determined by the Committee and as evidenced in the Award Agreement. Subject to the terms of this Plan, the Committee, in its sole discretion, may pay earned Performance Units/Performance Shares in the form of cash or in Shares (or in a combination thereof) equal to the value of the earned Performance Units/Performance Shares at the close of the applicable Performance Period, or as soon as practicable after the end of the Performance Period. Any Shares may be granted subject to any restrictions deemed appropriate by the Committee. The determination of the Committee with respect to the form of payout of such Awards shall be set forth in the Award Agreement pertaining to the grant of the Award.

9.5  Termination of Employment.  Each Award Agreement shall set forth the extent to which the Participant shall have the right to retain Performance Units and/or Performance Shares following termination of the Participant’s employment with or provision of services to the Company, its Affiliates, and/or its Subsidiaries, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Awards of Performance Units or Performance Shares issued pursuant to this Plan, and may reflect distinctions based on the reasons for termination.

ARTICLE 10

CASH-BASED AWARDS AND OTHER STOCK-BASED AWARDS

10.1  Grant of Cash-Based Awards.  Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Cash-Based Awards to Participants in such amounts and upon such terms as the Committee may determine.

10.2  Other Stock-Based Awards.  The Committee may grant other types of equity-based or equity-related Awards not otherwise described by the terms of this Plan (including the grant or offer for sale of unrestricted Shares) in such amounts and subject to such terms and conditions as the Committee shall determine. Such Awards may involve the transfer of actual Shares to Participants, or payment in cash or otherwise of amounts based on the value of Shares, and may include, without limitation, Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States.

10.3  Value of Cash-Based and Other Stock-Based Awards.  Each Cash-Based Award shall specify a payment amount or payment range as determined by the Committee. Each Other Stock-Based Award shall be expressed in terms of Shares or units based on Shares, as determined by the Committee. The Committee may establish performance goals in its discretion. If the Committee exercises its discretion to establish performance goals, the number and/or value of Cash-Based Awards or Other Stock-Based Awards that will be paid out to the Participant will depend on the extent to which the performance goals are met.

10.4  Payment of Cash-Based Awards and Other Stock-Based Awards.  Payment, if any, with respect to a Cash-Based Award or an Other Stock-Based Award shall be made in accordance with the terms of the Award, in cash or Shares as the Committee determines.

10.5  Termination of Employment.  The Committee shall determine the extent to which the Participant shall have the right to receive Cash-Based Awards or Other Stock-Based Awards following termination of the Participant’s employment with or provision of services to the Company, its Affiliates, and/or its Subsidiaries, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, shall be included in an agreement entered into with each Participant, need not be uniform among all Awards of Cash-Based Awards or Other Stock-Based Awards issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination.

ARTICLE 11

TRANSFERABILITY OF AWARDS

11.1  Transferability.  Except as provided in Section 11.2 below, during a Participant’s lifetime, his or her Awards shall be exercisable only by the Participant. Awards shall not be transferable other than by will or the laws of descent and distribution; no Awards shall be subject, in whole or in part, to attachment, execution, or levy of any kind; and any purported transfer in violation hereof shall be null and void. The Committee may establish such procedures as it deems appropriate for a Participant to designate a beneficiary to whom any amounts payable or Shares deliverable in the event of, or following, the Participant’s death, may be provided.

11.2  Committee Action.  The Committee may, in its discretion, determine that notwithstanding Sections 11.1 and 11.3, any or all Awards (other than ISOs) shall be transferable to and exercisable by such transferees, and subject to such terms and conditions, as the Committee may deem appropriate; provided, however, no Award may be transferred for value (as defined in the General Instructions to Form S-8).

11.3  Domestic Relations Orders.  Without limiting the generality of Section 11.1, no domestic relations order purporting to authorize a transfer of an Award shall be recognized as valid.

ARTICLE 12

PERFORMANCE MEASURES

12.1  Performance Measures.  In accordance with the Plan, the Committee may prescribe Awards that are based on objectively determinable performance conditions so that the Awards may qualify as Performance-Based Compensation. Objectively determinable performance conditions are Performance Measure (a) that are established in writing (i) at the time of grant or (ii) no later than the earlier of (x) ninety (90) days after the beginning of the period of service to which they relate and (y) before the lapse of twenty-five percent (25%) of the period of service to which they relate; (b) that are uncertain of achievement at the time they are established; and (c) the achievement of which is determinable by a third party with knowledge of the relevant facts. The Performance Measures upon which the payment or vesting of an Award to a Covered Employee that is intended to qualify as Performance-Based Compensation shall be limited to the following Performance Measures or any combination of the following Performance Measures:

(a) Net earnings or net income (before or after taxes, depreciation and amortization);

(b) Earnings per share;

(c) Net sales or revenues growth;

(d) Net operating profit;

(e) Return measures (including, but not limited to, return on assets, capital, working capital, equity, sales, or revenue);

(f) Cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, and cash flow returns on investment);

(g) Earnings before taxes, interest, depreciation and/or amortization;

(h) Gross or operating margins;

(i) Productivity ratios;

(j) Share price (including, but not limited to, growth measures and total shareholder return);

(k) Expense target;

(l) Margins;

(m) Operating efficiency;

(n) Market share;

(o) Customer satisfaction;

(p) Working capital targets; and

(q) Economic value added or EVA® (net operating profits after tax minus the sum of capital multiplied by the cost of capital).

Performance Measures may be related to a specific customer or group of customers or geographic region. The form of the Performance Measures may be measured on a Company, Subsidiary, and/or Affiliate, division, business unit, service line, segment or geographic basis or any combination thereof. Performance Measures may reflect absolute entity performance or a relative comparison of entity performance to the performance of a peer group of entities or published or special indexes or other external measures of the selected Performance Measures. The Committee may select Performance Measures under (j) above as compared to various stock market indices. Performance Measures may exclude any extraordinary or non-recurring items. Performance Measures may, but need not, be based upon an increase or positive result under the aforementioned criteria and could include, for example and not by way of limitation, maintaining the status quo or limiting the economic losses (measured, in each case, by reference to the specific criteria). The Performance Measures may not include solely the mere continued employment of the Participant. However, the Award may become vested and/or payable contingent on the Participant’s continued employment or service, and/or employment or service at the time the Award becomes vested and/or payable, in addition to the Performance Measures described above. The Committee shall have the sole discretion to select one or more periods of time over which the attainment of one or more of the foregoing Performance Measures will be measured for the purpose of determining a Participant’s right to, and the vesting and/or payment of, an Award that will become vested and/or payable on Performance Measures. The Committee also has the authority to provide for accelerated vesting and/or payment of any Award based on the achievement of Performance Measures specified in this Section 12.1. The amount of the Award that will become vested and/or payable if the Performance Measures are achieved (or an objective formula for, or method of, computing such amount) must be established at the time set forth above.

12.2  Evaluation of Performance.  If the Committee, on the date of grant, prescribes that an Award shall become vested and/or payable only upon the attainment of any of the above Performance Measures, the Award shall become vested and/or payable only to the extent that the Committee certifies in writing that such Performance Measures have been achieved. An Award will not satisfy the requirements for Performance-Based Compensation if the facts and circumstances indicate the Award will become vested and/or payable regardless of whether the Performance Measures are attained (including, but not limited to, upon the termination of the Participant’s employment or service other than on death or disability). However, an Award does not fail to meet the requirements of Performance-Based Compensation merely because the Award would become vested and/or payable upon the Participant’s death or disability or upon a Change in Control prior to attainment of the Performance Measures, although an Award that actually becomes vested and/or payable on account of those events prior to the attainment of the Performance Measures would not constitute Performance-Based Compensation.

The Committee may provide in any such Award that any evaluation of performance may include or exclude any of the following events that occur during a Performance Period: (a) asset write-downs; (b) litigation or claim judgments or settlements; (c) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results; (d) any reorganization and restructuring programs; (e) extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable year; (f) acquisitions or divestitures; and (g) foreign exchange gains and losses. To the extent such inclusions or exclusions affect Awards to Covered Employees, they shall be prescribed in a form that meets the requirements of Code Section 162(m) for deductibility.

12.3  Adjustment of Performance-Based Compensation.  Awards that are intended to qualify as Performance-Based Compensation may not be adjusted upward. The Committee shall retain the discretion to adjust such Awards downward, either on a formula or discretionary basis, or any combination as the Committee determines.

12.4  Committee Discretion.  In the event that applicable tax and/or securities laws change to permit Committee discretion to alter the governing Performance Measures without obtaining shareholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining shareholder approval provided the exercise of such discretion does not violate Code Section 409A. In addition, in the event that the Committee determines that it is advisable to grant Awards that shall not qualify as Performance-Based Compensation, the Committee may make such grants without satisfying the requirements of Code Section 162(m) and base vesting on Performance Measures other than those set forth in Section 12.1.

ARTICLE 13

NONEMPLOYEE DIRECTOR AWARDS

The Board or Committee shall determine all Awards to Nonemployee Directors. The terms and conditions of any grant to any such Nonemployee Director shall be set forth in an Award Agreement.

ARTICLE 14

DIVIDEND EQUIVALENTS

Any Participant selected by the Committee may be granted dividend equivalents based on the dividends declared on Shares that are subject to any Award, to be credited as of dividend payment dates during the period between the date the Award is granted and the date the Award is exercised, vests, or expires, as determined by the Committee. Such dividend equivalents shall be converted to cash or additional Shares by such formula and at such time and subject to such limitations as may be determined by the Committee; provided, however, that no dividend equivalents may be granted on any Award of Options or SARs.

ARTICLE 15

BENEFICIARY DESIGNATION

Each Participant under this Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under this Plan is to be paid in case of his death before he receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and will be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. In the absence of any such beneficiary designation, benefits remaining unpaid or rights remaining unexercised at the Participant’s death shall be paid to or exercised by the Participant’s executor, administrator, or legal representative.

ARTICLE 16

RIGHTS OF PARTICIPANTS

16.1  Employment.  Nothing in this Plan or an Award Agreement shall interfere with or limit in any way the right of the Company, its Affiliates, and/or its Subsidiaries to terminate any Participant’s employment or service on the Board or to the Company at any time or for any reason not prohibited by law, nor confer upon any Participant any right to continue his employment or service as a Director for any specified period of time.

Neither an Award nor any benefits arising under this Plan shall constitute an employment contract with the Company, its Affiliates, and/or its Subsidiaries and, accordingly, subject to Articles 3 and 18, this Plan and the benefits hereunder may be terminated at any time in the sole and exclusive discretion of the Committee without giving rise to any liability on the part of the Company, its Affiliates, and/or its Subsidiaries.

16.2  Participation.  No individual shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.

16.3  Rights as a Shareholder.  Except as otherwise provided herein, a Participant shall have none of the rights of a shareholder with respect to Shares covered by any Award until the Participant becomes the record holder of such Shares.

ARTICLE 17

CHANGE IN CONTROL

Notwithstanding any other provision of this Plan to the contrary, the provisions of this Article 17 shall apply in the event of a Change in Control, unless otherwise determined by the Committee in connection with the grant of an Award as reflected in the applicable Award Agreement.

(a) All outstanding Options and Stock Appreciation Rights shall become immediately vested and exercisable;

(b) All Restricted Stock and Restricted Stock Units shall become immediately vested and payable; and

(c) The Performance Period applicable to Performance Shares and Performance Units shall lapse and the performance goals associated with such awards shall be deemed to have been met at their target level. Such awards shall vest on a pro rata basis based on the portion of the vesting period completed as of the Change in Control.

The Committee may, in its sole discretion, determine that any or all outstanding Awards granted under the Plan, whether or not exercisable, will be canceled and terminated and that in connection with such cancellation and termination the holder of such Award may receive for each Share of common stock subject to such Awards a cash payment (or the delivery of shares of stock, other securities or a combination of cash, stock and securities equivalent to such cash payment) equal to the difference, if any, between the consideration received by shareholders of the Company in respect of a Share of common stock in connection with such transaction and the purchase price per share, if any, under the Award multiplied by the number of Shares of common stock subject to such Award; provided that if such product is zero or less or to the extent that the Award is not then exercisable, the Awards may be canceled and terminated without payment therefore.

ARTICLE 18

AMENDMENT, MODIFICATION, SUSPENSION, AND TERMINATION

18.1  Amendment, Modification, Suspension, and Termination.  Subject to Section 18.3, the Committee may, at any time and from time to time, alter, amend, modify, suspend, or terminate this Plan and any Award Agreement in whole or in part; provided, however, that without the prior approval of the Company’s shareholders and except as provided in Section 4.4, Options or SARs issued under this Plan will not be repriced, replaced, or regranted through cancellation or by lowering the Option Price of a previously granted Option or the Grant Price of a previously granted SAR, and no amendment of this Plan shall be made without shareholder approval if shareholder approval is required by law, regulation, or stock exchange rule.

18.2  Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events.  The Committee may make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4.4 hereof) affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent unintended dilution or enlargement of the benefits or potential benefits intended to be made available under this Plan. The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on Participants under this Plan.

18.3  Awards Previously Granted.  Notwithstanding any other provision of this Plan to the contrary (other than Section 18.4), no termination, amendment, suspension, or modification of this Plan or an Award Agreement shall adversely affect in any material way any Award previously granted under this Plan without the written consent of the Participant holding such Award.

18.4  Amendment to Conform to Law.  Notwithstanding any other provision of this Plan to the contrary, the Board of Directors may amend the Plan or an Award Agreement, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of conforming the Plan or an Award Agreement to any present or future law relating to plans of this or similar nature (including, but not limited to, Code Section 409A), and to the administrative regulations and rulings promulgated thereunder.

ARTICLE 19

WITHHOLDING

19.1  Tax Withholding.  The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, the minimum statutory amount to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Plan.

19.2  Share Withholding.  With respect to withholding required upon the exercise of Options or SARs, upon the lapse of restrictions on Restricted Stock and Restricted Stock Units, or upon the achievement of performance goals related to Performance Shares or any other taxable event arising as a result of an Award granted hereunder, Participants may elect, subject to the approval of the Committee, to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax that could be imposed on the transaction. All such elections shall be irrevocable, made in writing, and signed by the Participant, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.

ARTICLE 20

SUCCESSORS

All obligations of the Company under this Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

ARTICLE 21

GENERAL PROVISIONS

21.1  Forfeiture Events.  The Committee may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but shall not be limited to, termination of employment for cause, termination of the Participant’s provision of services to the Company, Affiliate, and/or Subsidiary, violation of material Company, Affiliate, and/or Subsidiary policies, breach of noncompetition, confidentiality, or other restrictive covenants that may apply to the Participant, or other conduct by the Participant that is detrimental to the business or reputation of the Company, its Affiliates, and/or its Subsidiaries.

21.2  Legend.  The certificates for Shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer of such Shares.

21.3  Gender and Number.  Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular, and the singular shall include the plural.

21.4  Severability.  In the event any provision of this Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Plan, and this Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

21.5  Requirements of Law.  The granting of Awards and the issuance of Shares under this Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

21.6  Delivery of Title.  The Company shall have no obligation to issue or deliver evidence of title for Shares issued under this Plan prior to:

(a) Obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and

(b) Completion of any registration or other qualification of the Shares under any applicable national or foreign law or ruling of any governmental body that the Company determines to be necessary or advisable.

21.7  Inability to Obtain Authority.  The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

21.8  Investment Representations.  The Committee may require any individual receiving Shares pursuant to an Award under this Plan to represent and warrant in writing that the individual is acquiring the Shares for investment and without any present intention to sell or distribute such Shares.

21.9  Employees Based Outside of the United States.  Notwithstanding any provision of this Plan to the contrary, in order to comply with the laws in other countries in which the Company, its Affiliates, and/or its Subsidiaries operate or have Employees or Directors, the Committee, in its sole discretion, shall have the power and authority to:

(a) Determine which Affiliates and Subsidiaries shall be covered by this Plan.

(b) Determine which Employees and/or Directors outside the United States are eligible to participate in this Plan.

(c) Modify the terms and conditions of any Award granted to Employees and/or Directors outside the United States to comply with applicable foreign laws.

(d) Establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable. Any subplans and modifications to Plan terms and procedures established under this Section 21.9 by the Committee shall be attached to this Plan document as appendices.

(e) Take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local government regulatory exemptions or approvals.

Notwithstanding the above, the Committee may not take any actions hereunder, and no Awards shall be granted, that would violate applicable law.

21.10  Uncertificated Shares.  To the extent that this Plan provides for issuance of certificates to reflect the transfer of Shares, the transfer of such Shares may be affected on a noncertificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange.

21.11  Unfunded Plan.  Participants shall have no right, title, or interest whatsoever in or to any investments that the Company, and/or its Subsidiaries, and/or its Affiliates may make to aid it in meeting its obligations under this Plan. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, beneficiary, legal representative, or any other individual. To the extent that any individual acquires a right to receive payments from the Company, its Subsidiaries, and/or its Affiliates under this Plan, such right shall be no greater than the right of an unsecured general creditor of the Company, a Subsidiary, or an Affiliate, as the case may be. All payments to be made hereunder shall be paid from the general funds of the Company, a Subsidiary, or an Affiliate, as the case may be and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in this Plan.

21.12  No Fractional Shares.  No fractional Shares shall be issued or delivered pursuant to this Plan or any Award. The Committee shall determine whether cash, Awards, or other property shall be issued or paid in lieu of fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.

21.13  Retirement and Welfare Plans.  Neither Awards made under this Plan nor Shares or cash paid pursuant to such Awards may be included as “compensation” for purposes of computing the benefits payable to any Participant under the Company’s or any Subsidiary’s or Affiliate’s retirement plans (both qualified and nonqualified) or welfare benefit plans unless such other plan expressly provides that such compensation shall be taken into account in computing a Participant’s benefit.

21.14  Deferred Compensation.  It is intended that any Award made under this Plan that results in the deferral of compensation (as defined under Code Section 409A) complies with the requirements of Code Section 409A.

21.15  Nonexclusivity of this Plan.  The adoption of this Plan shall not be construed as creating any limitations on the power of the Board or Committee to adopt such other compensation arrangements as it may deem desirable for any Participant.

21.16  No Constraint on Corporate Action.  Nothing in this Plan shall be construed to: (i) limit, impair, or otherwise affect the Company’s or a Subsidiary’s or an Affiliate’s right or power to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets; or (ii) limit the right or power of the Company or a Subsidiary or an Affiliate to take any action which such entity deems to be necessary or appropriate.

21.17  Governing Law.  The Plan and each Award Agreement shall be governed by the laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Plan to the substantive law of another jurisdiction. Unless otherwise provided in the Award Agreement, recipients of an Award under this Plan are deemed to submit to the exclusive jurisdiction and venue of the federal or state courts of Delaware, to resolve any and all issues that may arise out of or relate to this Plan or any related Award Agreement.

21.18  Indemnification.  Subject to requirements of Delaware law, each individual who is or shall have been a member of the Board, or a Committee appointed by the Board, shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under this Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his/her own behalf, unless such loss, cost, liability, or expense is a result of his/her own willful misconduct or except as expressly provided by statute.

The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such individuals may be entitled under the Company’s Articles of Incorporation, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

Attachment B

BLUELINX HOLDINGS INC.

SHORT-TERM INCENTIVE PLAN
(As Amended and Restated Effective January 1, 2011)

1.  PURPOSE AND ESTABLISHMENT

1.1  Purpose.  The purpose of this Plan is to permit the Company, through awards of annual Bonuses, to reinforce the importance of teamwork for corporate success and to motivate Employees to achieve maximum profitability and success of the Company. Under the Plan, the incentive compensation “pool” will be funded based solely on performance as measured against established business and/or financial goals at multiple Organizational Levels. Once funded, a designated percentage of the incentive compensation “pool” will be allocated pro rata based on the actual performance of the applicable Organizational Level, with the remainder allocated in the discretion of management to reward individual performance. The Plan is intended to permit the payment of annual Bonuses to the CEO and the other Executive Officers that are deductible as Performance-Based Compensation, and the terms of this Plan shall be construed to the maximum extent possible so as to permit the payment of Bonuses to the CEO and the other Executive Officers that will qualify as Performance-Based Compensation.

1.2  Effective Date.  The Plan is effective as of January 1, 2011, subject to approval of the Plan by the stockholders of the Company at the Company’s 2011 Annual Meeting of Stockholders. The material terms of this Plan shall be disclosed to the stockholders of the Company for approval in accordance with Section 162(m) of the Code. This Plan, with respect to any Bonuses payable hereunder to the CEO and the other Executive Officers, shall be null and void if stockholder approval is not so obtained at the Company’s 2011 Annual Meeting of Stockholders.

2.  DEFINITIONS

2.1 “Achieved Performance Percentage” means, with respect to each Performance Measure applicable to an Organizational Level for a Fiscal Year, such Organizational Level’s actual performance expressed as a percentage of the “target” Performance Goal. Where an Organizational Level’s performance falls between Performance Goal levels, the Achieved Performance Percentage shall be determined by interpolation. If the actual performance with respect to a Performance Goal for an Organizational Level is less than “threshold,” then the Achieved Performance Percentage with respect to that Performance Measure shall be zero. If the actual performance with respect to a Performance Goal for an Organizational Level is more than the “maximum,” then the Achieved Performance Percentage with respect to that Performance Measure shall be determined at such maximum level.

2.2 “Administrator” means the Board of Directors, or a committee of the Board of Directors, duly appointed to administer the Plan. For purposes of this Plan, the Committee shall administer the Plan with respect to the CEO and the other Executive Officers for Bonuses that are intended to constitute Performance-Based Compensation. The Administrator, in its sole discretion, may appoint one or more individuals who are not members of the Board of Directors or the Committee to administer the Plan on its behalf, except that the Committee remains responsible for approving all aspects of the Plan that may affect the compensation of the CEO or any of the other Executive Officers that is intended to constitute Performance-Based Compensation, and the Committee may not delegate its authority and/or power with respect to any Bonuses that are intended to qualify as Performance-Based Compensation.

2.3 “Board of Directors” shall mean the Board of Directors of the Company.

2.4 “Bonus” shall mean the amount payable to a Participant as determined by the Administrator in accordance with this Plan as an annual Bonus for any Fiscal Year.

2.5 “Bonus Pool” means the total dollar amount determined in Section 4.2 which will fund the Plan and be available for allocation pursuant to Section 5.

2.6 “CEO” means the Chief Executive Officer of BlueLinx Holdings Inc.

2.7 “Code” means the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder.

2.8 “Committee” means a sub-committee of the Compensation Committee of the Board of Directors of BlueLinx Holdings Inc., which will consist of two (2) or more persons, all of whom shall be “outside directors” within the meaning of Section 162(m) of the Code, to the extent necessary to permit Bonuses to be awarded under the Plan that are intended to qualify as Performance-Based Compensation, or the Compensation Committee of the Board of Directors itself if no such sub-committee exists.

2.9 “Compensation” means a Participant’s annualized rate of pay as of December 31 of the applicable calendar year.

2.10 “Company” means BlueLinx Holdings Inc. and its Subsidiaries.

2.11 “Employee” means any exempt full-time, salaried employee of the Company.

2.12 “Executive Officer” means a Participant who has been designated as an executive officer by the Company’s Board of Directors. An Executive Officer, for purposes of the Plan, shall include, at a minimum, any Participant who, as of the last day of the Fiscal Year, is, or is expected to be, the CEO of the Company (or is acting in such capacity) or one of the three (3) highest compensated officers of the Company (other than the CEO or the Chief Financial Officer) or is otherwise one of the group of “covered employees” as defined under Section 162(m) of the Code.

2.13 “Fiscal Year” means the fiscal year of the Company upon which the applicable standards for determining the Bonus Pool will be measured. Notwithstanding the foregoing, the Administrator may calculate Bonuses on a period of less than the Fiscal Year.

2.14 “Organizational Level” means a level of the Company’s organizational structure identified by the Administrator for purposes of measuring performance under the terms of this Plan for a Fiscal Year.

2.15 “Participant” means an Employee of the Company who, for a given Fiscal Year, has been selected to participate in the Plan by the Administrator.

2.16 “Participant Funding Amount” means the amount calculated with respect to each Participant under Section 4.2(b).

2.17 “Performance-Based Compensation” means compensation that is payable to the CEO or any of the other Executive Officers and that satisfies the requirements of Section 162(m) of the Code for “qualified performance-based compensation” within the meaning of Section 162(m) of the Code.

2.18 “Performance Goal” means the financial or business goals established with respect to each Performance Measure applicable to an Organizational Level for a Fiscal Year.

2.19 “Performance Measure” means the criteria selected by the Administrator for a Fiscal Year to measure performance at an Organizational Level. The Performance Measures are set forth hereto in Exhibit A.  The Committee must approve the Performance Measures applicable to any Organizational Level in which the CEO or any other Executive Officer is included for any Bonuses that are intended to constitute Performance-Based Compensation.

2.20 “Performance Measure Weighting Percentage” means the percentage weighting accorded to each Performance Measure applicable to an Organizational Level. The total of the Performance Measure Weighting Percentages shall equal one hundred percent (100%).

2.21 “Plan” means the BlueLinx Holdings Inc. Short-Term Incentive Plan as set forth in this document, as amended from time to time.

2.22 “Primary Organizational Level” means the Organizational Level with respect to which a Participant has primary responsibility or to which he or she is most closely aligned.

2.23 “Primary Level Weighting Percentage” means the percentage weighting given to a Participant’s Primary Organizational Level. The total of the Primary Level Weighting Percentage and the Secondary Level Weighting Percentage(s), if any, shall equal one hundred percent (100%).

2.24 “Secondary Level Weighting Percentage” means the percentage weighting given to the performance of one or more Secondary Organizational Levels. The total of the Primary Level Weighting Percentage and the Secondary Level Weighting Percentage(s), if any, shall equal one hundred percent (100%).

2.25 “Secondary Organizational Level” means a level of the Company’s organizational structure to which the Participant has significant (but not primary) responsibility or alignment.

2.26 “Subsidiary” means (a) any corporation in an unbroken chain of corporations beginning with BlueLinx Holdings Inc., if each of the corporations other than the last corporation in the unbroken chain owns stock possessing a majority of the total combined voting power of all classes of stock in one of the corporations in the chain, (b) any limited partnership, if the Company or any corporation described in (a) above owns a majority of the general partnership interests and a majority of limited partnership interests entitled to vote on the removal and replacement of the general partner and (c) any partnership or limited liability company, if the partners or members thereof are composed only of the Company, any corporation listed in (a) above, or any limited partnership listed in (c) above. “Subsidiaries” means more than one of any such corporations, limited partnerships, partnerships or limited liability companies.

2.27 “Target Bonus Percentage” means the percentage of a Participant’s Compensation that will be contributed to the Bonus Pool under this Plan if the Participant’s Organizational Level(s) achieves the “target” performance level with respect to each applicable Performance Goal. The Administrator will establish the Target Bonus Percentages for each Fiscal Year.

3.  Administration

(a) The Plan shall be administered by the Administrator, which shall have full authority to interpret the Plan, to establish rules and regulations relating to the operation of the Plan, to determine the amount of any Bonuses (subject to the terms and conditions hereof) and to make all other determinations and take all other actions necessary or appropriate for the proper administration of the Plan. The Administrator’s interpretation of the Plan, and all actions taken within the scope of its authority, shall be final and binding on the Company, any Participants, former Participants or their designated beneficiaries, and other employees of the Company.

(b) It is the intention of the Company that, to the extent that Section 162(m) of the Code could operate to result in the loss of a deduction to the Company on its federal income tax return for any Bonuses to be paid under this Plan to the CEO or any other Executive Officers, steps may be taken so that the Bonuses will constitute Performance-Based Compensation. Notwithstanding the foregoing, however, the Plan permits the payment of Bonuses that are not intended to constitute Performance-Based Compensation.

4.  Determination of Bonus Pool

4.1  Determination of Standards.  Not later than the ninetieth (90th) day of each Fiscal Year (and before twenty-five percent (25%) of the related service period has elapsed), the Administrator will determine, in its discretion:

(a) The applicable Performance Measures applicable to each Organizational Level;

(b) The applicable Performance Measure Weighting Percentage for each Performance Measure at each Organizational Level;

(c) The applicable Primary Level Weighting Percentage for each Organizational Level;

(d) The applicable Secondary Level Weighting Percentage, if any, for each Organizational Level;

(e) The threshold, target and maximum Performance Goals with respect to each Performance Measure established for an Organizational Level;

(f) Each Participant’s Target Bonus Percentage; and

(g) Whether the Bonuses payable to the CEO and the other Executive Officers are intended to constitute Performance-Based Compensation.

The Committee must approve all of the foregoing standards applicable to the CEO and the other Executive Officers for any Bonuses that are intended to constitute Performance-Based Compensation. Any and all determinations under this Plan with respect to the CEO and any other Executive Officers for any Bonuses that are intended to constitute Performance-Based Compensation shall be made exclusively by the Committee who, at that time, will be comprised of two (2) or more “outside directors” within the meaning of Section 162(m) of the Code.

The standards must be (i) objectively determinable and established in writing within the time period described above, (ii) uncertain of achievement at the time they are established, (iii) such that their achievement is determinable by a third party with knowledge of the relevant facts, and (iv) for the CEO and the other Executive Officers for any Bonuses that are intended to constitute Performance-Based Compensation, otherwise consistent with the requirements for Performance-Based Compensation. The standards may be measured on a Company, Subsidiary, affiliate, division, business unit, service line, segment or geographic basis or any combination thereof. The standards may reflect absolute entity performance or a relative comparison of entity performance to the performance of a peer group of entities or published or special indexes or other external measures. The standards may include or exclude any extraordinary or non-reoccurring items. The standards may, but need not be, based upon an increase or positive result under any of the foregoing criteria and could include, for example and not by way of limitation, maintaining the status quo or limiting the economic losses (measured, in each case, by reference to the specific criteria). The standards for any Bonuses that are intended to constitute Performance-Based Compensation may not include solely the mere continued employment of the Participant. However, any Bonus under the Plan may become payable contingent on the Participant’s continuing employment, or employment as of the time the Bonus becomes payable, in addition to achievement of the standards described herein.

4.2  Funding of Bonus Pool.

(a) The Bonus Pool shall equal the sum of the Participant Funding Amounts as calculated in 4.2(b) below for each Participant in the Plan for a Fiscal Year. Following determination of the total amount of the Bonus Pool, such Bonus Pool shall be allocated in accordance with Section 5.

(b) The Participant Funding Amount shall be calculated as follows:

(i) multiply the Achieved Performance Percentage determined for each Performance Measure applicable to the Participant’s Primary Organizational Level by the Performance Measurement Weighting Percentage assigned to each such Performance Measure;

(ii) multiply the sum of the results determined in (i) above by the Primary Level Weighting Percentage applicable to the Participant;

(iii) where a Participant’s performance is based in part on the performance of one or more Secondary Organizational Levels, repeat step (i) above with respect to each Secondary Organizational Level and multiply the result by the applicable Secondary Level Weighting Percentage;

(iv) multiply the sum of (ii) and (iii) above by the product of Participant’s Target Bonus Percentage, as adjusted if applicable, and Participant’s Compensation.

5.  Allocation of Bonus Pool

5.1  General.  The Bonus Pool shall consist of a “Discretionary Component” and a “Non-Discretionary Component.” Not later than the ninetieth (90th) day of each Fiscal Year (and before twenty-five percent (25%) of the related service period has elapsed), the Administrator will determine the percentage of the Bonus Pool to be allocated to the Discretionary Component (the “Discretionary Allocation Percentage”) and the percentage to be allocated to the Non-Discretionary Component (the “Non-Discretionary Allocation Percentage”).

5.2  Discretionary Allocation.  The Discretionary Component of the Bonus Pool for a Fiscal Year shall equal the total Bonus Pool multiplied by the Discretionary Allocation Percentage for such Fiscal Year. The

Administrator in its discretion shall determine the amount of the Discretionary Component, if any, to award each Participant (other than the CEO and any other Executive Officer) after reviewing his or her individual performance and contribution to the Company. The amount of the Discretionary Component awarded to the CEO or any other Executive Officer shall be equal to his or her Participant Funding Amount multiplied by the Discretionary Allocation Percentage, which amount then shall be subject to adjustment (but not increases for any Bonuses that are intended to constitute Performance-Based Compensation) by the Committee, in its sole discretion, after reviewing his or her individual performance and contribution to the Company. The Committee retains the discretion to reduce (but not increase) the amount of any Discretionary Component otherwise awarded to the CEO or any other Executive Officer that is intended to constitute Performance-Based Compensation (including a reduction in such amount to zero). Notwithstanding the foregoing, the Committee may not increase the amount of any Discretionary Component otherwise awarded to the CEO or any other Executive Officer that is not intended to constitute Performance-Based Compensation if such increase in the Discretionary Component is as a result of, or the facts and circumstances indicate that such increase of the Discretionary Component is because of, the failure to achieve the Performance Measures upon which Bonuses for the same Fiscal Year which were intended to constitute Performance-Based Compensation were based.

5.3  Non-Discretionary Allocation.  The Non-Discretionary Component of the Bonus Pool for a Fiscal Year shall equal the total Bonus Pool multiplied by the Non-Discretionary Allocation Percentage for such Fiscal Year. The Non-Discretionary Component of the Bonus Pool shall be allocated among Participants in an amount equal to his or her Participant Funding Amount multiplied by the Non-Discretionary Allocation Percentage. Notwithstanding the foregoing, in the event that the Administrator determines that a Participant’s performance warrants a lesser incentive compensation payment, such Participant’s allocation as described in this Section 5.3 may be reduced or forfeited. In no event may the Non-Discretionary Component of the Bonus Pool be increased.

5.4  Maximum Limits.  Notwithstanding any other provision of the Plan to the contrary, in no event shall (i) any Bonus payable to the CEO under the Plan for any Fiscal Year that is intended to constitute Performance-Based Compensation exceed Three Million Dollars ($3,000,000); or (ii) any Bonus payable to any Executive Officer (other than the CEO) under the Plan for any Fiscal Year exceed Two Million dollars ($2,000,000).

5.5  Certification.  As soon as reasonably practicable, but no later than two and one-half (2 1/2) months, after the end of the Fiscal Year, and before payment of any Bonuses, the Administrator shall determine the achievement of the various standards and the amount of the Bonus to be paid to the Participants for such Fiscal Year and shall certify such determinations in writing. The Administrator’s certification, with respect to Bonuses payable to the CEO and the other Executive Officers that are intended to constitute Performance-Based Compensation, will be in compliance with the requirements with Section 162(m) of the Code, so that any such Bonuses payable under the Plan to the CEO and the other Executive Officers will qualify as Performance-Based Compensation. Notwithstanding the foregoing, after the delivery of the certification described herein, the Administrator may, in its sole and absolute discretion, adjust any Bonus payable for such Fiscal Year, as described herein, except that the Administrator may not (i) increase any Bonuses that are intended to constitute Performance-Based Compensation or (ii) increase any Bonuses that are not intended to constitute Performance-Based Compensation as a result of, or where the facts and circumstances indicate that such increase is because of, the failure to achieve the Performance Measures upon which Bonuses for the same Fiscal Year which were intended to constitute Performance-Based Compensation were based.

6.  Payment of Awards

6.1  General.  Bonuses will be paid as soon as administratively practicable after the calculation and allocation of the Bonus Pool as described above for each Fiscal Year, but in no event later than two and one half (2 1/2) months following the end of the Fiscal Year to which the Bonuses relate. Each Bonus shall be paid in cash in a single lump sum. Except as provided in Section 6.3, no Bonus will be payable under this Plan for a Fiscal Year to any Participant who (i) voluntarily terminates his or her employment with the Company during that Fiscal Year or (ii) is involuntarily terminated by the Company for any reason during that Fiscal Year.

6.2  Prorated Bonus.  A Participant will be entitled to a Bonus for a Fiscal Year, which is prorated to reflect the period actually worked during that year and which will be payable at the same time Bonuses for other Participants are paid for that Fiscal Year, if the Participant is added as a Participant prior to the first day of the tenth (10th) month of the applicable Fiscal Year by act of the Administrator, so long as such authority to add the CEO or any other Executive Officer does not cause any Bonuses payable under the Plan that are intended to constitute Performance-Based Compensation to fail to qualify as Performance-Based Compensation.

6.3  Limitations with Respect to Bonuses.

(a) No Participant shall have any right to receive payment of any Bonus unless the Participant remains in the employ or service of the Company through the end of the applicable Fiscal Year; provided, however, that the Administrator may, in its sole discretion, pay all or part of a Bonus to any Participant whose employment or service with the Company or its Subsidiaries is terminated prior to such date for any reason, unless such authority would result in any such Bonuses payable to the CEO or any of the other Executive Officers that are intended to constitute Performance-Based Compensation to fail to qualify as Performance-Based Compensation, in which event the Administrator will have no such discretion with respect to the CEO or any other Executive Officer for any Bonuses intended to constitute Performance-Based Compensation. The determination of the Administrator shall be final, binding and conclusive.

(b) In no event shall Participants, as a group, receive Bonuses in excess of 100% of the Pool Amount for any Fiscal Year. Each Participant’s Bonus shall be reduced pro rata in the event that the foregoing 100% limitation is exceeded.

7.  Designation of Beneficiary

A Participant may designate a beneficiary or beneficiaries who, in the event of the Participant’s death prior to the payment of any Bonus earned hereunder, shall receive such payment when due under the Plan. Such designation shall be made by the Participant on a form prescribed by the Administrator. The Participant may at any time change or revoke such designation. A beneficiary designation, or revocation of a prior beneficiary designation, will be effective only if it is made in writing on a form provided by the Company, signed by the Participant and received by the Company. If the Participant does not designate a beneficiary or the designated beneficiary dies prior to the payment of any Bonus, any amounts remaining to be paid shall be paid to the Participant’s estate.

8.  Adjustments

If any standards or other criterion upon which Bonuses for any Fiscal Year are based shall have been affected by special factors, including, but not limited to, (a) any merger, consolidation, sale of assets, reorganization, business combination or similar event involving the Company, (b) material changes in accounting policies or practices, (c) material acquisitions or dispositions of property, or (d) other unusual or unplanned items, which in the Administrator’s judgment should or should not be taken into account, in whole or in part, in the equitable administration of the Plan, the Administrator shall, for purposes of the Plan, adjust such standards or other criterion for such Fiscal Year (and subsequent Fiscal Years, as appropriate) and make credits, payments and reductions accordingly under the Plan. Notwithstanding the foregoing, none of the foregoing adjustments shall be authorized or made with respect to any Bonuses payable to the CEO or any other Executive Officer for any Bonuses that are intended to constitute Performance-Based Compensation, if the existence of such authority with regard to Bonuses payable under the Plan to the CEO or any other Executive Officers would cause such Bonuses to otherwise fail to qualify as Performance-Based Compensation. All such adjustments shall be undertaken in a manner that will not result in the Bonuses payable to the CEO or any other Executive Officers for any Bonuses intended to constitute Performance-Based Compensation to otherwise fail to qualify as Performance-Based Compensation.

9.  Amendment or Termination

The Board expressly reserves the right to amend or terminate the Plan at any time. Notwithstanding the foregoing, no such amendment shall be effective without the approval of the stockholders of the Company to the extent required to satisfy the requirements of Section 162(m) of the Code, and provided further that any such amendment shall not, after the ninetieth (90th) day of the Fiscal Year (or, if earlier, after twenty-five percent (25%) of the service period has elapsed), cause any Bonus payable under the Plan for such Fiscal Year to the CEO or the other Executive Officers that are intended to constitute Performance-Based Compensation to be increased as compared to the amount that would have been paid in accordance with the terms established within such period.

10.  Miscellaneous

10.1  Bonuses Unfunded.  It is the intention of the Company that the Plan shall be considered unfunded for tax purposes and for purposes of the Employee Retirement Income Security Act of 1974, as amended. The Company shall not be required to set aside assets in trust or to establish any special segregation of assets to assure payment of Bonuses. Any Bonuses payable pursuant to the Plan (if any) shall be paid solely from the general assets of the Company.

10.2  Taxation of Bonuses.  The Company shall have the right to deduct at the time of payment of any Bonus any amounts required by law to be withheld for the payment of federal, state, local or foreign taxes, social insurance contributions, benefit plan contributions or other required withholdings.

10.3  Spendthrift Clause.  A Participant may not assign, anticipate, alienate, commute, pledge or encumber any Bonus to which he or she may become entitled under the Plan, nor are the Bonuses subject to attachment or garnishment by any creditor.

10.4  No Contract of Employment.  Participation in this Plan shall not constitute an agreement (a) of the Participant to remain in the employ of and to render his/her services to the Company or (b) of the Company to continue to employ such Participant, and the Company may terminate the employment of a Participant at any time with or without cause.

10.5  Deletion of Participants.  Notwithstanding anything in this Plan to the contrary, the CEO in his sole discretion may delete any Employee from the Participant group for a Fiscal Year.

10.6  No Interest on Bonus Payment.  If the Company for any reason fails to make payment of a Bonus at the time such Bonus becomes payable, the Company shall not be liable for any interest or other charges thereon.

10.7  Governing Law.  Except where federal law is applicable, the provisions of the Plan shall be governed by and construed in accordance with the laws of the State of Georgia.

10.8  Severability.  If any provision of this Plan is found to be illegal or invalid, the Administrator shall have discretion to sever that provision from this Plan and, thereupon, such provision shall not be deemed to be a part of this Plan.

10.9  Limitation of Liability.  No member of the Board of Directors or the Committee, and no officer, employee, consultant or agent of the Company, shall be liable for any act or action hereunder, whether of commission or omission, taken by any other member, or by any officer, agent, employee, consultant or agent, or, except in circumstances involving bad faith, for anything done or omitted to be done in the administration of the Plan.

10.10  Duration of Plan.  The Plan shall commence on the date specified herein, and subject to Section 9 above (regarding the Board’s right to amend or terminate the Plan at any time) shall remain in effect thereafter. So long as the Plan remains in effect, it shall be re-submitted to the stockholders of the Company at least once every five (5) years as required by Section 162(m) of the Code to permit the payment of Bonuses to the CEO and the other Executive Officers that will qualify as Performance-Based Compensation.

10.11  Section 162(m) Compliance.  It is the intent of the Company that the Plan and any Bonuses payable under the Plan to Participants who are or may become persons whose compensation is subject to Section 162(m) of the Code and that are intended to constitute Performance-Based Compensation satisfy any applicable requirements of Section 162(m) of the Code to qualify as Performance-Based Compensation. Any provision, application or interpretation of the Plan inconsistent with this intent shall be disregarded or deemed to be amended to the extent necessary to conform to such requirements. Any Bonuses that are intended to constitute Performance-Based Compensation may only become payable if the applicable Performance Measures are obtained. Bonuses that are intended to constitute Performance-Based Compensation that are only nominally or partially contingent on obtaining the Performance Measures may not be awarded under the Plan. However, the Company may pay discretionary bonuses, or other types of compensation, inside or outside the Plan, which may or may not be deductible. In no event, however, may the CEO or any other Executive Officer be entitled to a Bonus under the Plan under two arrangements, where payment under the Bonus that is not intended to be Performance-Based Compensation is contingent upon the failure to meet the Performance Measures upon which the Bonuses that are intended to constitute Performance-Based Compensation are based. The provisions of the Plan may be bifurcated by the Board or the Committee at any time, so that certain provisions of the Plan, or any Bonus, required in order to satisfy the requirements of Section 162(m) of the Code are only applicable to Participants whose compensation is subject to 162(m) of the Code.

10.12  Section 409A.  To the extent that any Bonus under the Plan is subject to Section 409A of the Code, the terms and administration of such Bonus shall comply with the provisions of Section 409A of the Code and any good faith reasonable interpretations thereof, and, to the extent necessary to achieve compliance, shall be modified, replaced or terminated at the discretion of the Committee. Notwithstanding the foregoing, the Company shall not be liable to any Participant if any Bonus payable under the Plan is considered non-qualified deferred compensation subject to Section 409A of the Code and otherwise fails to comply with, or be exempt from, the requirements of Section 409A of the Code.

10.13  Change of Control.  In the event of a change of control of the Company during any Fiscal Year, the Administrator may, in its sole discretion, take such action with respect to the Plan and any Bonuses payable during such Fiscal Year, as is consistent with and otherwise not contrary to the provisions of Section 162(m) of the Code with respect to Bonuses payable to the CEO and the other Executive Officers that are intended to constitute Performance-Based Compensation, as the Administrator determines is in the best interest of the Company.

Attachment B

Exhibit A

Performance Measures

(a) Net earnings or net income (before or after taxes, depreciation and amortization);

(b) Earnings per share;

(c) Net sales or revenues growth;

(d) Net operating profit;

(e) Return measures (including, but not limited to, return (net or gross) on assets, capital, working capital, equity, sales, or revenue);

(f) Cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, and cash flow returns on investment);

(g) Earnings before taxes, interest, depreciation and/or amortization;

(h) Gross or operating margins;

(i) Productivity ratios;

(j) Share price (including, but not limited to, growth measures and total shareholder return);

(k) Expense target;

(l) Margins;

(m) Operating efficiency;

(n) Market share;

(o) Customer satisfaction;

(p) Working capital targets; and

(q) Economic value added or EVA® (net operating profits after tax minus the sum of capital multiplied by the cost of capital).

FORM OF PROXY CARD
BLUELINX HOLDINGS INC.
This Proxy is Solicited on Behalf of the Board of Directors
     The undersigned appoints Sara E. Epstein and H. Douglas Goforth, and each of them, as proxies, each with the power to appoint his or her substitute, and authorizes each of them to represent and vote, as designated below, all of the shares of stock of BlueLinx Holdings Inc. held of record by the undersigned on April 4, 2011, at the Annual Meeting of Stockholders of BlueLinx Holdings Inc. to be held on May 19, 2011, and at any and all adjournments or postponements thereof. The Board of Directors recommends voting FOR its nominees for director and FOR proposals 2 through 5. The Board of Directors recommends a vote in favor of a frequency of THREE YEARS in proposal 6.
     This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR the Board’s nominees for director in Proposal 1, FOR Proposals 2 through 5 and in favor of a frequency of THREE YEARS in Proposal 6.
(Continued and to be dated and signed on reverse side)

BLUELINX HOLDINGS INC. 2011 ANNUAL MEETING
1.	Proposal to elect eight directors to hold office until the 2012 annual meeting of stockholders or until their successors are duly elected and qualified.
•	Howard S. Cohen
•	Richard S. Grant
•	George R. Judd
•	Steven F. Mayer
•	Charles H. McElrea
•	Alan H. Schumacher
•	Robert G. Warden
•	M. Richard Warner

☐	FOR the nominees listed above.	☐	WITHHOLD AUTHORITY to vote for the nominee(s) listed below:

2.	Proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2011.

☐ FOR	☐ AGAINST	☐ ABSTAIN
3.
Proposal to approve an amendment to the BlueLinx Holdings Inc. 2006 Long-Term Equity Incentive Plan (as amended and restated effective May 21, 2008) to increase the number of shares available for grant thereunder from 3,200,000 shares to 5,200,000 shares and permit the grant of awards exempt from the deduction limit of Section 162(m) of the Internal Revenue Code.

☐ FOR	☐ AGAINST	☐ ABSTAIN
4.	Proposal to approve the BlueLinx Holdings Inc. Amended and Restated Short-Term Incentive Plan.

☐ FOR	☐ AGAINST	☐ ABSTAIN
5.	Proposal to approve the advisory, non-binding resolution regarding the executive compensation described in this Proxy Statement

☐ FOR	☐ AGAINST	☐ ABSTAIN
6.	Recommendation on the frequency of future advisory votes on executive compensation.

☐ 1 year	☐ 2 years	☐ 3 years	☐ ABSTAIN
In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments or postponements of the meeting.
Dated:                                                                                                                                                                                       , 2011
Signature(s) in box
Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing in a fiduciary or representative capacity, give full title as such.